                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                  AERIAL COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
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         pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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
          [LOGO]

AERIAL COMMUNICATIONS, INC.
8410 W. Bryn Mawr Avenue, Suite 1100
Chicago, IL 60631
Phone: (773) 399-4200
Fax: (773) 399-7997

                                              April 19, 1999

Dear Shareholders:

    You are cordially invited to attend the Aerial Communications, Inc. 1999 Annual Meeting on Friday, May 7, 1999, at 10:00 a.m., Chicago time, at Harris Trust and Savings Bank, 111 West Monroe Street, Chicago, Illinois, on the 8th floor in the Auditorium.

    The formal notice of the meeting, the Board of Directors' Proxy Statement and the Company's 1998 Annual Report are enclosed. During the meeting, we will report on the accomplishments and plans of the Company. At the Annual Meeting, shareholders are being asked to elect Directors, ratify the selection of outside auditors and approve the Company's Retention Restricted Stock Unit Plan. The Board of Directors recommends a vote "FOR" the nominees for election as Directors and "FOR" each of the other proposals.

    The Board of Directors and members of our management team will be at the Annual Meeting to meet with shareholders and discuss our recent results and plans for the future. We would like to have as many shareholders as possible represented at the meeting.

    Please sign and return the enclosed proxy card, whether or not you plan to attend the meeting. Giving your proxy will not offset your right to vote in person if you attend the Annual Meeting.

    If you have any questions prior to the Annual Meeting, please call Aerial Investor Relations at (773) 399-7970. We look forward with pleasure to visiting with you at the Annual Meeting.

    As previously reported, the Company received an offer from its parent company, Telephone and Data Systems, Inc. ("TDS"), to acquire all of the issued Common Shares of the Company not already owned by TDS in exchange for TDS tracking stock which would have tracked the performance of the Company. On December 18, 1998, TDS withdrew its offer to acquire all of the outstanding shares of the Company that it did not already own and announced that it was pursuing a tax-free spin-off of its 82.3 percent interest in the Company, as well as reviewing other alternatives. As discussed in the accompanying Proxy Statement, certain matters relating to the spin-off are being considered by an independent special committee of the Board of Directors.

                            With very best regards,

                     [SIGNATURE]               [SIGNATURE]
                                                                [SIGNATURE]
            LeRoy T. Carlson, Jr.                              Don Warkentin
                  Chairman                                  President and Chief
                                                             Executive Officer

                 PLEASE HELP US AVOID THE EXPENSE OF FOLLOW-UP
                       PROXY MAILINGS TO SHAREHOLDERS BY
             SIGNING AND RETURNING THE ENCLOSED PROXY CARD PROMPTLY

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                      AND
                                PROXY STATEMENT

TO THE SHAREHOLDERS OF

                          AERIAL COMMUNICATIONS, INC.

    The 1999 Annual Meeting of the Shareholders of Aerial Communications, Inc., a Delaware corporation (the "Company" or "Aerial"), will be held at Harris Trust and Savings Bank, 111 West Monroe Street, 8th floor, Chicago, Illinois, in the Auditorium on Friday, May 7, 1999, at 10:00 a.m., Chicago time, for the following purposes:

    1.  to elect four Class II Directors and one Class III Director;

    2. to ratify the selection of Arthur Andersen LLP as the Company's independent public accountants for the year ending December 31, 1999;

    3. to consider and approve the Aerial Communications, Inc. Retention Restricted Stock Unit Plan (the "Restricted Stock Plan"); and

    4. to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

    This Notice of Annual Meeting and Proxy Statement is being mailed to shareholders on or about April 19, 1999.

    The Board of Directors has fixed the close of business on March 26, 1999, as the record date for determination of shareholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

    The Board of Directors would like to have all shareholders represented at the Annual Meeting. If you do not expect to be present, please sign and mail your proxy in the enclosed self-addressed envelope to Aerial Communications, Inc., c/o Harris Trust and Savings Bank, PO Box 2702, Chicago, Illinois 60690-9402. You have the power to revoke your proxy at any time before it is voted, and the giving of a proxy will not affect your right to vote in person if you attend the Annual Meeting.

    On March 26, 1999, the Company had 31,908,088 outstanding Common Shares, par value $1.00 per share, and 40,000,000 Series A Common Shares, par value $1.00 per share. As of March 26, 1999, there were no outstanding Series B Common Shares, par value $1.00 per share, or Preferred Shares, par value $1.00 per share, of the Company. Each holder of outstanding Common Shares, as of March 26, 1999, is entitled to one vote for each Common Share held in such holder's name with respect to all matters on which holders of Common Shares are entitled to vote at the Annual Meeting. The holder of Series A Common Shares is entitled to fifteen votes for each Series A Common Share held in such holder's name with respect to all matters on which the holder of Series A Common Shares is entitled to vote at the Annual Meeting. Accordingly, the voting power of the Series A Common Shares was 600,000,000 votes, and the total voting power of all outstanding shares of capital stock was 631,908,088 votes at March 26, 1999. Telephone and Data Systems, Inc., a Delaware corporation ("TDS"), is the sole holder of Series A Common Shares and holds 19,086,000 Common Shares, representing approximately 60 percent of the Common Shares. By reason of such holdings, TDS has the voting power to elect all of the Directors of the Company and approximately 98 percent of the voting power with respect to matters other than the election of Directors. TDS has advised the Company that it intends to vote FOR the Company's nominees for election as Directors and FOR each of the other proposals. Proxies are being requested from holders of Common Shares in connection with the election of one Class II Director and one Class III Director, the ratification of the selection of Arthur Andersen LLP, and the approval of the Restricted Stock Plan.

                               VOTING INFORMATION

    Holders of Common Shares may, with respect to the election of the Class II and Class III Directors to be elected by the holders of Common Shares, vote FOR the election of such Director nominees or WITHHOLD authority to vote for such Director nominees. A shareholder may, with respect to each of the other proposals, (i) vote FOR approval, (ii) vote AGAINST approval or (iii) ABSTAIN from voting on such proposal. All properly executed and unrevoked proxies received in the accompanying form in time for the 1999 Annual Meeting will be voted in the manner directed therein. If no direction is made, a proxy by any shareholder will be voted FOR the nominees for Director and FOR the proposals to ratify the selection of Arthur Andersen LLP as the Company's independent public accountants for 1999 and to approve the Restricted Stock Plan. If a proxy indicates that all or a portion of the shares represented by such proxy are not being voted with respect to a particular matter, such non-votes will not be considered present and entitled to vote on such matter, although such shares may be considered present and entitled to vote on other matters and will count for purposes of determining the presence of a quorum. The holders of a majority of the voting power of the shares issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum at the Annual Meeting, except that, in the case of matters, where a separate vote by a class or classes is required, the holders of a majority of the shares of such class or classes, present in person or represented by proxy, will constitute a quorum entitled to take action with respect to that vote on that matter.

    The election of the Class II Director and Class III Director to be elected by the holders of Common Shares requires the affirmative vote of a plurality of the votes of the shares present in person or represented by proxy and entitled to vote with respect to such Director at the Annual Meeting. Accordingly, if a quorum exists, the person receiving a plurality of votes of Common Shares with respect to the election of such Class II Director and Class III Director will be elected to serve as a Class II Director or Class III Director, respectively. A majority of the votes entitled to be cast with respect to the election of such Class II Director and Class III Director by such voting group constitutes a quorum for action on such proposal. Withheld votes and non-votes with respect to the election of such Class II and Class III Director will not affect the outcome of the election of such Director.

    The election of the Class II Directors to be elected by the holder of Series A Common Shares requires the affirmative vote of a plurality of the votes of the shares present in person or represented by proxy and entitled to vote with respect to such Directors at the Annual Meeting. Accordingly, if a quorum exists, each person receiving a plurality of votes of the Series A Common Shares with respect to the election of such Class II Director will be elected to serve as a Class II Director. A majority of the votes entitled to be cast with respect to the election of such Class II Directors by such voting group constitutes a quorum for action on such proposal. Withheld and non-votes with respect to the election of such Class II Directors will not affect the outcome of the election of such Class II Directors.

    If a quorum is present at the Annual Meeting, the ratification of the selection of Arthur Andersen LLP as the Company's independent public accountants for 1999 requires the affirmative vote of a majority of the voting power of the Common Shares and Series A Common Shares voting together and present in person or represented by proxy and entitled to vote on such matter at the Annual Meeting. A vote to abstain from voting on such proposal will be treated as a vote against such proposal. Non-votes with respect to such proposal will not affect the determination of whether such proposal is approved.

    If a quorum is present at the Annual Meeting, the proposal to approve the Restricted Stock Plan requires the affirmative vote of a majority of the voting power of the Common Shares and Series A Common Shares voting together and present in person or represented by proxy and entitled to vote on such matter at the Annual Meeting. A vote to abstain from voting on such proposal will be treated as a vote against such proposal. Non-votes with respect to such proposal will not affect the determination of whether such proposal is approved.

    A complete list of shareholders entitled to vote at the Annual Meeting, arranged in alphabetical order and by voting group, showing the number of shares held by each shareholder, will be kept open at the offices of the Company, 8410 West Bryn Mawr Avenue, Suite 1100, Chicago, Illinois 60631, for examination by any shareholder during normal business hours, beginning at least ten days prior to the date of the meeting and continuing through the Annual Meeting.

                              RECENT DEVELOPMENTS

    In December 1997, the Company received an offer from TDS to acquire all of the issued and outstanding Common Shares of the Company which TDS did not own in exchange for a TDS tracking stock which would track the performance of the Company (the "Offer"). The Company's Board of Directors appointed Mr. John D. Foster and Mr. Thomas W. Wilson, Jr., Independent Directors of the Company, to a special committee (the "Tracking Stock Special Committee") of the Board of Directors to consider the Offer. Due to the fact that TDS was unable to reach a mutually satisfactory agreement with the Tracking Stock Special Committee with respect to the Offer and other reasons, on December 18, 1998, TDS advised the Company that it had withdrawn the Offer. Consequently, the Company terminated the Tracking Stock Special Committee.

    On December 18, 1998, TDS announced that it was pursuing a tax-free spin-off of its 82.3 percent interest in Aerial (the "Spin-Off"), as well as reviewing other alternatives. TDS intends to ask the Internal Revenue Service ("IRS") to rule on the tax-free status of such a distribution. There are a number of conditions that must be met for the Spin-Off to occur, including a receipt of a favorable IRS ruling, final approval by the TDS Board of Directors, certain governmental and third party approvals and review by the Securities and Exchange Commission ("SEC") of appropriate SEC filings. TDS intends to seek approval by TDS shareholders of a proposal to distribute its Aerial Series A Common Shares, on a pro-rata basis, to holders of TDS Series A Common Shares, and to distribute its Aerial Common Shares, on a pro rata basis, to holders of TDS Common Shares. Prior to the Spin-Off, it is expected that Aerial will seek additional financing so that Aerial would have the appropriate capitalization to operate as a stand-alone entity. In connection with such financing, all or a portion of Aerial's debt to TDS may be converted into equity. There can be no assurance that the Spin-Off will be consummated or that other alternatives will not be pursued. The Board of Directors has appointed a finance committee (the "Finance Committee") and a special committee (the "Spin-Off Special Committee") to consider certain matters relating to the Spin-Off. In connection with the Tax Settlement Agreement described below, the Spin-Off Special Committee was also authorized to consider any proposal relating to certain alternative transactions. See "Committees and Meetings."

    In connection with the Spin-Off, the Spin-Off Special Committee and TDS have negotiated an agreement (the "Tax Settlement Agreement") to settle amounts that were anticipated to be due to the Company from TDS in the future pursuant to a Tax Allocation Agreement between the Company and TDS. The settlement covers tax losses incurred by the Company and used by TDS for the period commencing January 1, 1996, and ending with the date of the proposed Spin-Off, currently planned for the third quarter of 1999. Pursuant to the Tax Settlement Agreement, TDS made a payment to the Company of $114.5 million on March 15, 1999. This amount is subject to adjustment under certain circumstances. The payment under the Tax Settlement Agreement is intended to provide the Company with interim financing while it seeks to obtain permanent financing from sources other than TDS. For additional information regarding the Tax Allocation Agreement and Tax Settlement Agreement, see "Arrangements and Transactions with TDS - Tax Allocation Agreement."

    TDS's announcement of its intention to pursue the Spin-Off has resulted in a claim by Sonera Ltd., as discussed below.

    On September 8, 1998, pursuant to a purchase agreement between TDS, the Company, Aerial Operating Company, Inc., a majority owned subsidiary of the Company, ("AOC"), and Sonera Ltd., a limited liability company organized under the laws of Finland ("Sonera"), Sonera purchased approximately 2.4 million shares of common stock of AOC, representing a 19.423 percent equity interest in AOC (subject to adjustment under certain circumstances) for an aggregate purchase price of $200 million. Sonera has the right, subject to adjustment under certain circumstances, to exchange each share of AOC common stock which it owns for 6.72919 Common Shares of the Company. Upon the exchange of all of the AOC shares, Sonera would own an 18.452 percent equity interest in the Company, reflecting a purchase price equivalent to $12.33 per Common Share (the "Equivalent Purchase Price"). See "Arrangements and Transactions with Sonera."

    Following the announcement by TDS on December 18, 1998, that it intended to distribute to its shareholders all of the capital stock of the Company that it owns, and that the Company would seek additional financing from sources other than TDS in connection therewith, Sonera contacted TDS to express certain concerns about the announcement. Sonera has asserted, among other things, that the TDS announcement reflects a change in circumstances that warrants the renegotiation of certain matters related to Sonera's investment in AOC, including an adjustment in the Equivalent Purchase Price, and has raised the possibility of litigation in connection therewith. TDS and the Company intend to attempt to reach a mutually acceptable resolution of the concerns raised by Sonera. There can be no assurance that this matter will not lead to litigation or that it will not have a material adverse effect on the Company or on the plans relating to the Spin-Off and refinancing of the Company.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The business of the Company is managed under the direction of the Company's Board of Directors. On September 8, 1998, the Board of Directors amended the Bylaws to increase the number of Directors of the Company to twelve. As a result of such action, one additional Class II directorship and one additional Class III directorship were added to the Board of Directors. The Board of Directors is composed of twelve Directors and is divided into three classes. Every year, one of the classes is elected to serve for three years. At the Annual Meeting, four Class II Directors will be elected for terms of three years, or until their successors are elected and qualified. In addition, pursuant to the Company's Restated Certificate of Incorporation, one Class III Director will be elected at the Annual Meeting, as discussed below. The person elected as a Class III Director will serve as a Director until the 2000 Annual Meeting of Shareholders or until his successor is elected and qualified. The nominees for election as Class II Directors and Class III Director are identified in the tables below. In the event any nominee, who has expressed an intention to serve if elected, fails to stand for election, the persons named in the proxy currently intend to vote for a substitute nominee designated by the Board of Directors.

NOMINEES

             CLASS II DIRECTORS-- TERMS SCHEDULED TO EXPIRE IN 2002

    The following persons, if elected at the Annual Meeting of Shareholders on May 7, 1999, will serve as Class II Directors for a period of three years or until their successors are qualified and elected:

                NOMINEE FOR ELECTION BY HOLDERS OF COMMON SHARES

                                                               POSITION WITH THE COMPANY              SERVED AS
                  NAME                        AGE              AND PRINCIPAL OCCUPATION            DIRECTOR SINCE
----------------------------------------      ---      -----------------------------------------  -----------------
Matti Makkonen..........................          46   Director of the Company and Executive               1998
                                                        Vice President of Sonera

    Mr. Makkonen has been an Executive Vice President of Sonera since 1996. From 1988 to 1996, Mr. Makkonen held the position of Director of Mobile Services for Sonera. Matti Makkonen was appointed a Director of the Company in September, 1998, by the Board of Directors pursuant to the terms of the Investment Agreement dated September 8, 1998, among TDS, the Company, AOC and Sonera (the "Investment Agreement") to fill a vacancy created by the resignation of Mr. James Barr III. See "Arrangements and Transactions with Sonera."

           NOMINEE FOR ELECTION BY HOLDERS OF SERIES A COMMON SHARES

                                                               POSITION WITH THE COMPANY              SERVED AS
                  NAME                        AGE              AND PRINCIPAL OCCUPATION            DIRECTOR SINCE
----------------------------------------      ---      -----------------------------------------  -----------------
James Barr III..........................          59   Director of the Company and President of            1996
                                                        TDS Telecom

Walter C. D. Carlson....................          45   Director of the Company and Partner,                1996
                                                        Sidley & Austin, Chicago, Illinois

J. Clarke Smith.........................          56   Director and Vice President-Finance and             1996
                                                        Administration, Chief Financial Officer
                                                        and Treasurer of the Company

    James Barr III has been President and Chief Executive Officer of TDS Telecommunications Corporation ("TDS Telecom"), a subsidiary of TDS which operates local telephone companies, for more than five years. He is also a Director of TDS. In connection with the closing of the transactions with Sonera on September 8, 1998, Mr. Barr resigned from the Board of Directors as a Class II Director elected by the holders of Common Shares. Immediately following such resignation, the Board of Directors increased the number of Directors on the Board of Directors from ten to twelve Directors, resulting in two new directorship positions. Mr. Barr was then elected as a Class II Director by TDS as the sole holder of Series A Common Shares to fill one of the newly created directorships. As discussed above, Mr. Matti Makkonen was appointed to the Board of Directors to fill the vacancy created by the resignation of Mr. Barr.

    Walter C.D. Carlson has been a partner of the law firm of Sidley & Austin for more than five years. Sidley & Austin performs legal services for the Company, TDS and their affiliates. He also serves on the Board of Directors of TDS and United States Cellular Corporation ("United States Cellular"), a majority owned subsidiary of TDS which operates and invests in cellular telephone companies and properties. He is the son of LeRoy T. Carlson and the brother of LeRoy T. Carlson, Jr.

    J. Clarke Smith has been Vice President-Finance and Administration, Chief Financial Officer, and Treasurer of the Company since November, 1995. He has served as a Director of the Company since February 1996. Prior to that time, he was President and Chief Executive Officer of Mortgage Edge Corporation from 1993 to 1995.

    Messrs. Barr, Carlson and Smith were elected by the holder of Series A Common Shares.

             CLASS III DIRECTOR-- TERM SCHEDULED TO EXPIRE IN 2000

    The following person, if elected at the 1999 Annual Meeting of Shareholders, will complete his term as a Class III Director until the 2000 Annual Meeting of Shareholders or until his successor is elected and qualified:

                NOMINEE FOR ELECTION BY HOLDERS OF COMMON SHARES

                                                                POSITION WITH THE COMPANY             SERVED AS
                   NAME                         AGE              AND PRINCIPAL OCCUPATION          DIRECTOR SINCE
------------------------------------------      ---      ----------------------------------------  ---------------

Pertti Miettunen..........................          40   Director of the Company and Senior Vice           1999
                                                          President of Sonera Capital

    Mr. Miettunen has been employed by Sonera Capital, a division of Sonera, as Senior Vice President since 1995. Prior to joining Sonera Capital, Mr. Miettunen held the position of Counsel and Project Manager of Merger and Acquisitions at
A. Ahlstrom Corporation, a global paper, packaging and technology group for over five years. Pertti Miettunen was appointed as a Director in February 1999 by the Board of Directors of the Company to fill a vacancy created by the resignation of Mr. Kaj-Erik Relander.

    Mr. Relander had been appointed to the Board of Directors of the Company in September 1998 to fill a vacancy created by the resignation of Mr. Thomas W. Wilson, Jr. as a Class III Director elected by the holders of Common Shares. Both Mr. Miettunen and Mr. Relander were appointed to the Board of Directors pursuant to the terms of the Investment Agreement. See "Arrangements and Transactions with Sonera." Since Mr. Miettunen was appointed as a Director by the Board of Directors, pursuant to the Company's Restated Certificate of Incorporation, he is standing for election by the holders of Common Shares at the Annual Meeting.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ABOVE NOMINEES FOR DIRECTOR.

OTHER DIRECTORS

            CLASS III DIRECTORS-- TERMS SCHEDULED TO EXPIRE IN 2000

    The following persons are current Class III Directors whose terms expire at the 2000 Annual Meeting or until their successors are qualified and elected:

                                                                POSITION WITH THE COMPANY             SERVED AS
                   NAME                         AGE              AND PRINCIPAL OCCUPATION          DIRECTOR SINCE
------------------------------------------      ---      ----------------------------------------  ---------------

Thomas W. Wilson, Jr......................          67   Director of the Company and Chairman and          1996
                                                          Chief Executive Officer of Information
                                                          Resources, Inc.

LeRoy T. Carlson..........................          82   Director of the Company and Chairman of           1996
                                                          TDS

Sandra L. Helton..........................          49   Director of the Company and Executive             1998
                                                          Vice President-Finance and Chief
                                                          Financial Officer of TDS

    Thomas W. Wilson, Jr. has been Chairman and Chief Executive Officer of Information Resources, Inc., a consumer research corporation based in Chicago, since 1995. Prior to his retirement in 1990, he was a Director of McKinsey & Company, where he spent 23 years. He also serves on the Board of Directors of Information Resources, Inc. and Productivity Solutions, Inc.

    In connection with the closing of the transactions with Sonera in September 1998, Mr. Wilson resigned from the Board of Directors as a Class III Director elected by the holders of Common Shares. Immediately following such resignation, the Board of Directors increased the number of Directors on the Board of Directors from ten to twelve Directors, resulting in two new directorship positions. Mr. Wilson was then immediately reelected as a Class III Director by TDS as the sole holder of Series A Common Shares to fill one of the newly created directorships.

    LeRoy T. Carlson has been Chairman of TDS for more than five years. He is also a Director of TDS and United States Cellular. He is the father of LeRoy T. Carlson, Jr. and Walter C.D. Carlson.

    Sandra L. Helton was appointed Executive Vice President-Finance and Chief Financial Officer of TDS in August, 1998. Prior to joining TDS, Ms. Helton was Vice President and Corporate Controller of Compaq Computer Corporation between 1997 and 1998. Prior to that time, Ms. Helton was employed by Corning Incorporated for more than five years. At Corning Incorporated, Ms. Helton was Senior Vice President and Treasurer between 1994 and 1997, and was Vice President and Treasurer between 1991 and 1994. Ms. Helton was elected as a Class III Director of the Company in October 1998 by TDS as the sole holder of Series A Common Shares to fill a vacancy created by the resignation from the Board of Directors of Mr. Murray L. Swanson. Ms. Helton is also a member of the Board of Directors of TDS, United States Cellular and TDS Telecom.

    Messrs. Wilson and Carlson and Ms. Helton were elected by the holder of Series A Common Shares.

             CLASS I DIRECTORS-- TERMS SCHEDULED TO EXPIRE IN 2001

    The following persons are current Class I Directors whose terms will expire at the 2001 Annual Meeting or until their successors are qualified and elected:

                                                                POSITION WITH THE COMPANY             SERVED AS
                   NAME                         AGE              AND PRINCIPAL OCCUPATION          DIRECTOR SINCE
------------------------------------------      ---      ----------------------------------------  ---------------

LeRoy T. Carlson, Jr......................          52   Chairman and Director of the Company and          1995
                                                          President and Chief Executive Officer
                                                          of TDS

Rudolph E. Hornacek.......................          71   Director of the Company and Vice                  1991
                                                          President-Engineering of TDS

Donald W. Warkentin.......................          43   Director and President and Chief                  1995
                                                          Executive Officer of the Company

John D. Foster............................          55   Director of the Company and President of          1996
                                                          Vedra International Associates

    LeRoy T. Carlson, Jr., Chairman of the Company, has been President and Chief Executive Officer of TDS for more than five years. Mr. Carlson also serves on the Board of Directors of TDS. He is also Chairman and a Director of United States Cellular and TDS Telecom. He is the son of LeRoy T. Carlson and the brother of Walter C.D. Carlson.

    Rudolph E. Hornacek has been Vice President-Engineering of TDS for more than five years. He is a Director of TDS and TDS Telecom.

    Donald W. Warkentin has been President and Chief Executive Officer of the Company since June, 1995. He has served as a Director of the Company since August, 1995. From 1994 to 1995, Mr. Warkentin was Vice President of Multimedia Marketing for US West Communications. From 1990 to 1994, he was head of Marketing for Mercury One-2-One in the United Kingdom.

    John D. Foster was appointed a Director of the Company in 1996. He is President of Vedra International Associates, an international consulting firm based in Florida. From 1968 to 1996, Mr. Foster held a number of senior management positions, both domestic and international, with AT&T Corp.

                            COMMITTEES AND MEETINGS

    The Board of Directors of the Company held seven meetings during 1998. All of the Directors attended at least 75 percent of the meetings of the Board of Directors held in 1998.

    The Board of Directors does not presently have a formal Director nominating committee.

    The Audit Committee of the Board of Directors, among other things, determines audit policies, reviews external and internal audit reports and reviews recommendations made by the Company's internal auditing staff and independent public accountants. The Audit Committee is composed of Messrs. Walter C.D. Carlson (Chairman), John D. Foster, Thomas W. Wilson, Jr. and Pertti Miettunen. Mr. Miettunen was appointed to the Audit Committee pursuant to the terms of the Investment Agreement. See "Arrangements and Transactions with Sonera." The Audit Committee held four meetings in 1998. All of the persons who were members of the Audit Committee during all of 1998 attended at least 75 percent of the meetings held in 1998.

    The Stock Option Compensation Committee of the Board of Directors consists of Thomas W. Wilson, Jr. (Chairman) and John D. Foster. The principal functions of the Stock Option Compensation Committee are to consider and approve long-term compensation for Executive Officers and to consider and recommend new long-term compensation plans or changes to long-term compensation plans to the Board of Directors. All meetings and other actions of the Stock Option Compensation Committee in 1998 were attended or taken by both members.

    In 1997, the Board of Directors established a special committee consisting of John D. Foster and Thomas W. Wilson, Jr. (the "Tracking Stock Special Committee") to consider the Offer by TDS to acquire all of the Common Shares of the Company which it did not own in exchange for TDS tracking stock which would have tracked the performance of the Company. See "Recent Developments." On December 18, 1998, TDS advised the Company that it had withdrawn the Offer and, consequently, the Company terminated the Tracking Stock Special Committee. The Tracking Stock Special Committee held sixteen meetings in 1998 which were attended by both members.

    In February 1999, the Board of Directors appointed Messrs. LeRoy T. Carlson, Jr., J. Clarke Smith, Rudolph E. Hornacek, Pertti Miettunen and Ms. Sandra L. Helton to the Finance Committee of the Board of Directors to consider financing alternatives for the Company in connection with the Spin-Off.

    In addition, in February 1999, the Board of Directors appointed Messrs. John
D. Foster and Thomas W. Wilson, Jr., Independent Directors of the Company, to the Spin-Off Special Committee to consider certain matters relating to the financing alternatives of the Company and other arrangements in connection with the Spin-Off. In connection with the Tax Settlement Agreement, the Spin-Off Special Committee was also authorized to consider any proposal relating to certain alternative transactions. The Spin-Off Special Committee has retained independent financial advisors and independent legal advisors. See "Recent Developments" and "Arrangements and Transactions with TDS -- Tax Allocation Agreement."

                               EXECUTIVE OFFICERS

    Set forth below is a Table identifying other Executive Officers of the Company who are not identified in the Tables regarding the election of Directors of the Company.

                     NAME                           AGE                     POSITION WITH COMPANY
----------------------------------------------      ---      ---------------------------------------------------

David B. Lowry................................          52   Chief Technical Officer

Carol J. Ogren................................          51   Vice President-Human Resources

Gary F. Ballard...............................          53   Vice President-Sales

B. Scott Dailey...............................          37   Vice President- Controller and Assistant Secretary

Michael G. Hron...............................          54   Secretary

    DAVID B. LOWRY. Mr. Lowry became Chief Technical Officer for the Company on May 26, 1998. From April 10, 1996 to May 26, 1998, Mr. Lowry was Vice President-Engineering and Operations for the Company. Mr. Lowry joined the Company from Go Communications Corporation where he was Senior Vice President and Chief Technical Officer from 1994 to 1996. Mr. Lowry's prior position was Executive Director, Operations & Engineering-US WEST International from 1992 to 1994.

    CAROL J. OGREN. Ms. Ogren has been Vice President-Human Resources for the Company since March 1, 1996. Prior to March 1, 1996, she served as the Director, Human Resources of the Company, beginning August 8, 1995. Before joining the Company, she held a series of key human resources positions with Ameritech from 1982 to 1994.

    GARY F. BALLARD. Mr. Ballard has been Vice President-Sales for the Company since March 1, 1999. From January 8, 1999 to March 1, 1999, Mr. Ballard was Acting Vice President-Sales. From April 1, 1998 to January 8, 1999, Mr. Ballard was Regional Vice President of the Company's Minneapolis and Kansas City markets and, from November 11, 1996 to April 1, 1998, he held the position of Market Director in the Company's Kansas City market. Prior to joining the Company, Mr. Ballard held the position of Area Vice President/General Manager for NEXTEL (formerly OneComm) from 1994 to 1996.

    B. SCOTT DAILEY. Mr. Dailey has been the Vice President-Controller of the Company since September 8, 1998. From December 1995 to September 8, 1998, Mr. Dailey was the Controller of the Company. He has been Assistant Secretary since October 21, 1996, and was appointed the Principal Accounting Officer of the Company in 1996. Mr. Dailey joined the Company from Mortgage Edge Corporation where he was the Chief Financial Officer from 1994 to 1995.

    MICHAEL G. HRON. Mr. Hron has been the Secretary of the Company since 1994. He has been a partner at the law firm of Sidley & Austin for more than five years.

    All of the Company's Executive Officers devote all of their professional time to the affairs of the Company, with the exception of LeRoy T. Carlson, Jr. and Michael G. Hron. Mr. Carlson, who is employed by TDS as its President and Chief Executive Officer, devotes a portion of his time in that capacity to the affairs of the Company and Mr. Hron is a practicing attorney.

                                   PROPOSAL 2
                         INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors anticipates continuing the services of Arthur Andersen LLP as independent public accountants for the 1999 fiscal year. Representatives of Arthur Andersen LLP, who served as independent public accountants for the last fiscal year, are expected to be present at the Annual Meeting of Shareholders and will have the opportunity to make a statement and respond to questions at the Annual Meeting.

    Shareholder ratification of the selection of Arthur Andersen LLP as the Company's independent public accountants is not required by the Bylaws or otherwise. As a matter of good corporate practice, however, the Board of Directors has elected to seek such ratification by the affirmative vote of the holders of a majority of the votes cast by shares entitled to vote with respect to such matter at the Annual Meeting. Should the shareholders fail to ratify the selection of Arthur Andersen LLP as independent public accountants, the Board of Directors will consider whether to retain such firm for the year ending December 31, 1999, subject to the obligations of the Company under the Intercompany Agreement discussed below to engage the firm of independent public accountants selected by TDS or selected by the Company's Audit Committee and acceptable to TDS.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY FOR THE CURRENT FISCAL YEAR.

                                   PROPOSAL 3
                           RESTRICTED STOCK UNIT PLAN

GENERAL

    The Board of Directors has approved and is submitting for shareholder approval the Aerial Communications, Inc. Retention Restricted Stock Unit Plan (the "Plan"). The purposes of the Plan are (i) to further align the interests of Aerial Communications, Inc. (the "Company") and the recipients of awards under the Plan through awards of stock units, the value of which is related to the appreciation in the value of Common Shares of the Company, (ii) to advance the interests of the Company by retaining key employees and (iii) to motivate such persons to act in the long-term best interests of the shareholders of the Company.

DESCRIPTION OF THE PLAN

    ADMINISTRATION. The Plan will be administered by the Stock Option Compensation Committee of the Board of Directors (the "Committee"). Each member of the Committee is currently a "Non-Employee Director" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. The Committee will have the authority to establish rules and regulations for administering the Plan and to decide questions of interpretation or application of any provision of the Plan. A total of 276,000 stock unit awards have been awarded by the Committee as of February 1, 1999, to certain executive employees of the Company or AOC, holding a position of Vice President or a more senior position pursuant to the terms specified by the Committee. See table of "New Plan Benefits" below. The Committee or the President of the Company will have power to grant up to 180,000 additional stock unit awards to other eligible key employees; provided, however, that the President of the Company may not grant stock unit awards to any employee who is an officer of the Company or AOC or any other person subject to the Securities Exchange Act of 1934, or who is employed by the Company or AOC in any other position which is senior to that of a Director. Any grant of a stock unit award by the President pursuant to this Section will be subject to the review and concurrence of the Chairman of the Board of Directors. All stock unit awards will be evidenced by a written agreement.

    STOCK UNITS. The Plan provides for the grant of stock unit awards. Each stock unit is a right to receive one share of Common Stock or the fair market value of one Common Share in cash as of the date the stock unit vests. Stock units will be nontransferable and subject to forfeiture if the participant does not remain employed by the Company or AOC until the applicable vesting date; provided, however, that a participant's stock units will vest upon termination of employment by reason of disability or death. Forty percent of the stock units awarded in an initial 1999 award by the Committee will vest on February 1, 2000 and the remaining 60 percent will vest on February 1, 2001. In addition, if a participant's employment is transferred to an affiliate of the Company as defined in the Plan (an "Affiliate") after May 1, 1999 but before May 1, 2000, and such participant remains continuously employed by an Affiliate or the Company until February 1, 2000, then the participant will receive payment of the portion of his stock unit award that vests on or before February 1, 2000, and will forfeit any remaining stock units subject to the award. If a Participant's employment is transferred to an Affiliate on or after May 1, 2000, and such participant remains continuously employed by an Affiliate or the Company until February 1, 2001, then such participant will receive payment of that portion of his stock unit award that vests as of February 1, 2001.

    AVAILABLE SHARES. Under the Plan, 456,000 Common Shares will initially be available under the Plan, subject to adjustment in the event of a stock split, stock dividend, recapitalization, reorganization, merger, spin-off or other similar change or event. Such Common Shares will be reduced by the sum of the aggregate number of Common Shares then subject to outstanding stock unit awards under the Plan. To the extent that the Company elects to pay a participant the value of his vested stock units in cash instead of stock or to the extent a stock unit award is canceled or forfeited, then the Common Shares subject to the vested stock units paid in cash or the canceled or forfeited portion of a stock unit award will again be available under the Plan. Common Shares to be delivered under the Plan will be made available from authorized and unissued Common Shares, or authorized and issued Common Shares reacquired and held as treasury shares or otherwise or a combination thereof.

    CHANGE OF CONTROL. All unvested stock units will become fully vested upon a Change in Control, as defined in the Plan. A Change in Control is defined in the Plan to include:

    1. The acquisition by any person (other than Exempt Acquisitions) of 25 percent or more of the combined voting power of the Company's or TDS's outstanding securities entitled to vote in matters other than the election of directors.

    2. A change in the constituency of a majority of the members of the Board of Directors of the Company or TDS, unless a majority of the members of the resulting Board of Directors of the Company or TDS, as the case may be, have been approved by a majority of the members of the Board of Directors of the Company or TDS, as the case may be, prior to such change.

    3. The approval of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company or TDS by its shareholders, unless each of the following three conditions are satisfied:

    a) the shareholders of the Company or TDS, as the case may be, receive more than 51 percent of the combined voting power of the surviving company,

    b) no person (other than an Exempted Person, the surviving corporation to such transaction or a person who prior to such transaction beneficially owned 25 percent or more of the combined voting power of the Company's outstanding securities entitled to vote in matters other than the election of directors) will beneficially own 25 percent or more of the combined voting power of the surviving company's outstanding securities entitled to vote in matters other than the election of directors, and

    c) a majority of the directors of the surviving corporation will be individuals who were directors of the Company or TDS, as the case may be, prior to such transaction.

    4. The approval of a complete liquidation or dissolution of the Company or TDS by its shareholders.

    For purposes hereof, Exempt Acquisitions generally means certain acquisitions from the Company or an Affiliate thereof or acquisitions by (i) the Company or any Affiliate thereof, (ii) an employee benefit plan sponsored by the Company or such an Affiliate, (iii) any corporation pursuant to a transaction which complies with clauses a), b), and c) of paragraph 3., above, or (iv) an Exempted Person. Exempted Person means LeRoy T. Carlson, his spouse, children and grandchildren, the estate of any such person, any trust including only such persons as beneficiaries, and the voting trust which currently controls TDS.

    FORFEITURE OF UNVESTED STOCK UNITS UPON COMPETITION WITH COMPANY OR AFFILIATE OR MISAPPROPRIATION OF CONFIDENTIAL INFORMATION. Any unvested stock unit granted to a participant under the plan will be forfeited as of any date on which the participant (i) enters into competition with the Company or an Affiliate, or (ii) misappropriates confidential information of the Company or an Affiliate, as determined by the Committee or the Board in its sole discretion.

    For purposes of the preceding sentence, a participant will be treated as entering into competition with the Company or an Affiliate if such participant
(i) directly or indirectly, individually or in conjunction with any person, firm or corporation, has contact with any customer of the Company or an Affiliate or any prospective customer which has been contacted or solicited by or on behalf of the Company or an Affiliate for the purpose of soliciting or selling to such customer or prospective customer any product or service, except to the extent such contact is made on behalf of the Company or an Affiliate, or (ii) otherwise competes with the Company or an Affiliate in any manner or otherwise engages in the business of the Company or an Affiliate.

    A participant will be treated as misappropriating confidential information of the Company or an Affiliate if such participant (i) uses confidential information (as described below) for the benefit of anyone other than the Company or such Affiliate, as the case may be, or discloses the confidential information to anyone not authorized by the Company or such Affiliate, as the case may be, to receive such information, (ii) upon termination of employment, makes any summaries of, takes any notes with respect to, or memorizes any information or takes any confidential information or reproductions thereof from the facilities of the Company or an Affiliate, or (iii) upon termination of employment or upon the request of the Company or an Affiliate, fails to return all confidential information then in the participant's possession. "Confidential information" will mean any confidential and proprietary drawings, reports, sales and training manuals, customer lists, computer programs, and other material embodying trade secrets or confidential technical, business, personnel or financial information of the Company or an Affiliate.

    EFFECTIVE DATE, TERMINATION AND AMENDMENT. If approved by the shareholders, the Plan will become effective as of February 1, 1999 and will terminate February 2, 2001, unless terminated earlier by the Board. The Board may amend the Plan at any time, subject to any requirement of shareholder approval required by applicable law.

FEDERAL INCOME TAX CONSEQUENCES

    The following is a brief summary of certain U.S. federal income tax consequences generally arising with respect to awards under the Plan.

    A participant will not recognize taxable income at the time a stock unit award is granted and the Company will not be entitled to a tax deduction at such time. When a stock unit becomes vested under the terms of the applicable award, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) in an amount equal to the fair market value of any shares delivered and the amount of cash paid by the Company. This amount is deductible by the participant's employer as compensation expense, except to the extent the deduction limits of section 162(m) of the Internal Revenue Code of 1986, as amended, apply.

                               NEW PLAN BENEFITS

                                                                                     NUMBER OF
                                      NAME                                         UNITS GRANTED   AWARD VALUE(1)
---------------------------------------------------------------------------------  --------------  ---------------
Donald W. Warkentin..............................................................        45,000     $     298,125
J. Clarke Smith..................................................................        27,000           178,875
David B. Lowry...................................................................        27,000           178,875
Gary F. Ballard..................................................................        27,000           178,875
Carol J. Ogren...................................................................        15,000            99,375
LeRoy T. Carlson, Jr.............................................................        --              --
Other Executives.................................................................        15,000            99,375
                                                                                   --------------  ---------------
Executive Group..................................................................       156,000         1,033,500
Non-Executive Director Group.....................................................        --              --
Non-Executive Employee Group(2)..................................................       300,000         1,987,500
                                                                                   --------------  ---------------
                                                                            TOTAL       456,000     $   3,021,000
                                                                                   --------------  ---------------
                                                                                   --------------  ---------------

------------------------

(1) Calculated using the closing price of Aerial Common Shares on February 1, 1999, of $6.625 per share.

(2) Includes 120,000 stock unit awards approved by the Committee as of February 1, 1999, and 180,000 additional stock unit awards available to be approved by the Committee or the President of the Company.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE RETENTION RESTRICTED STOCK UNIT PLAN.

                             EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

    The following Table sets forth compensation information for the President and Chief Executive Officer of the Company and the next four most highly compensated Executive Officers of the Company for services rendered during the years ended December 31, 1998, 1997, and 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM COMPENSATION
                                                                                                AWARDS
                                                           ANNUAL                    ----------------------------
                                                       COMPENSATION(2)                  SECURITIES UNDERLYING          ALL OTHER
         NAME & PRINCIPAL POSITION(1)            YEAR     SALARY(3)       BONUS(4)         OPTIONS/SARS(5)          COMPENSATION(6)
-----------------------------------------------  ----  ---------------   ----------  ----------------------------   ---------------

Donald W. Warkentin............................  1998     $300,586       $  101,165             $30,850                 $27,245
  President and Chief Executive Officer          1997      283,011          109,313            255,112                   24,817
                                                 1996      238,996          264,372(7)                --                 12,682

J. Clarke Smith................................  1998     $209,570       $   50,134             $13,285                 $19,892
  Vice President - Finance and Administration    1997      186,674           57,174             69,477                   16,987
                                                 1996      176,875           56,493             54,735                    1,679

David B. Lowry.................................  1998     $206,464       $   53,764             $12,362                 $18,835
  Chief Technical Officer                        1997      178,518           52,445             46,358                   12,491
                                                 1996      107,462           35,806             33,250                   45,237

Carol J. Ogren.................................  1998     $146,118       $   32,829             $8,314                  $14,401
  Vice President - Human Resources               1997      152,725           59,713             30,950                   14,357
                                                 1996      125,833           38,105             21,000                    2,230

LeRoy T. Carlson, Jr...........................  1998     $150,020       $        -                N/A                      N/A
  Chairman - See Footnote (1)                    1997      113,990           28,694                N/A                      N/A
                                                 1996       94,718           16,317                N/A                      N/A

------------------------

(1) Mr. LeRoy T. Carlson, Jr., Chairman of the Company, receives no compensation directly from the Company. Mr. Carlson is compensated by TDS in connection with his services for TDS and affiliated companies, including the Company. A portion of Mr. Carlson's salary and bonus paid by TDS is charged to the Company by TDS pursuant to the Intercompany Agreement discussed below under "Intercompany Agreement". Accordingly, pursuant to the requirements of the Securities and Exchange Commission, such amounts charged to the Company by TDS are reported in the above table in addition to the information presented for the other named Executive Officers. The amounts reported above represent the amounts of salary and bonus that have been charged to the Company by TDS. The amount of Mr. Carslon's 1998 bonus has not yet been determined. Mr. Carlson does not receive any long-term compensation awards or any other compensation directly from the Company. Mr. Carlson receives long-term and other compensation from TDS, but this is not charged to the Company.

(2) Does not include the discount amount of any employee stock purchase plan since such plans generally are available to all eligible salaried employees. Does not include the value of any perquisites and other personal benefits, securities or property, since the aggregate amount of such compensation is less than the lesser of either $50,000 or 10 percent of the total of annual salary and bonus reported for the named Executive Officers.

(3) Represents the dollar value of base salary (cash and non-cash) earned by the named Executive Officer during the fiscal year identified.

(4) Represents the dollar value of bonus (cash and non-cash) earned by the named Executive Officer during the fiscal year identified.

(5) Represents the number of shares of common stock of the Company subject to stock options awarded during the fiscal year identified. No stock appreciation rights ("SARs") were awarded, either on a stand-alone basis or in tandem with options, during any of the identified fiscal years.

(6) Includes contributions for the benefit of the named Executive Officer under the TDS Tax-Deferred Savings Plan ("TDSP"), the Wireless Companies' Pension Plan ("Pension Plan") and the TDS Supplemental Executive Retirement Plan ("SERP"), and the taxable dollar value of any insurance premiums paid during the covered fiscal year with respect to term life insurance for the benefit of the named Executive Officer ("Life Insurance") as indicated below for 1998.

                                            Donald W.        J. Clarke      David B.       Carol J.
                                            Warkentin          Smith          Lowry          Ogren
                                        -----------------  -------------  -------------  -------------
TDSP..................................      $   4,800        $   4,800      $   4,800      $   4,800
Pension Plan..........................          7,548            7,548          7,548          7,548
SERP..................................         14,400            6,116          5,607          1,508
Life Insurance........................            497            1,428            880            545
                                             --------      -------------  -------------  -------------
Total.................................      $  27,245        $  19,892      $  18,835      $  14,401
                                             --------      -------------  -------------  -------------
                                             --------      -------------  -------------  -------------

(7) Includes a $150,000 signing bonus on his one-year anniversary date of his employment by the Company.

GENERAL INFORMATION REGARDING OPTIONS AND SARS

    The following Tables show, as to the Executive Officers who are named in the Summary Compensation Table, information regarding Options and/or SARs.

              INDIVIDUAL AND AGGREGATED OPTION/SAR GRANTS IN 1998

                                                                                                                      POTENTIAL
                                                                                                                      REALIZABLE
                                                                                                                   VALUE AT ASSUMED
                                                                                                                     ANNUAL RATES
                                                                                                                    OF STOCK PRICE
                                                                                                                     APPRECIATION
                                                 NUMBER OF       % OF TOTAL                                           FOR OPTION
                                                SECURITIES      OPTIONS/SARS                                           TERMS(5)
                                                UNDERLYING       GRANTED TO    EXERCISE    MARKET    EXPIRATION   ------------------
                  NAME(1)                     OPTIONS/SARS(2)   EMPLOYEES(3)    PRICE     PRICE(4)      DATE         5%       10%
--------------------------------------------  ---------------   ------------   --------   --------   ----------   --------  --------
Donald W. Warkentin
  1997 Performance Options(6)                      30,850            4.5%       $ 7.36     $ 7.19     12/15/08    $144,687  $381,615
J. Clarke Smith
  1997 Performance Options(6)                      13,285            2.0%       $ 7.36     $ 7.19     12/15/08    $ 62,307  $164,335
David B. Lowry
  1997 Performance Options(6)                      12,362            1.8%       $ 7.36     $ 7.19     12/15/08    $ 57,978  $152,918
Carol J. Ogren
  1997 Performance Options(6)                       8,314            1.2%       $ 7.36     $ 7.19     12/15/08    $ 38,993  $102,884

--------------------------

(1) Mr. LeRoy T. Carlson, Jr. does not receive Options/SARs from the Company. Mr. Carlson receives long-term compensation from TDS, but this is not charged to the Company by TDS.

(2) Represents the number of Company shares underlying Options/SARs which were awarded for the named Executive Officer during the fiscal year.

(3) Represents the percent of total Options/SARs awarded in 1998 to each participant.

(4) Represents the average of the high and low sales price of the shares as of the award date.

(5) Represents the potential realizable value of each grant of Options, assuming that the market price of the shares appreciates in value from the award date to the end of the Option term at the indicated annualized rates.

(6) The 1997 Performance Options became exercisable on December 15, 1998, and are exercisable until December 15, 2008, at an exercise price of $7.36 per share.

                  AGGREGATED OPTION/SAR EXERCISES IN 1998 AND
                 AGGREGATED DECEMBER 31, 1998 OPTION/SAR VALUE

                                                           NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                             OPTIONS/SARS(2)               OPTIONS/SARS(3)
                                                       ----------------------------  ----------------------------
                       NAME(1)                         EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------------------------------------  ------------  --------------  ------------  --------------
Donald W. Warkentin
  1997 Performance Options(4)........................       30,850             --             --             --
  1996 Performance Options(5)........................       43,729             --     $   35,420             --
  1996 Supplemental Options(6).......................       62,700         41,800             --             --
  1996 Automatic Options(7)..........................       64,129         42,754             --             --
                                                       ------------  --------------  ------------  --------------
  TOTAL..............................................      201,408         84,554     $   35,420             --
                                                       ------------  --------------  ------------  --------------
                                                       ------------  --------------  ------------  --------------

J. Clarke Smith
  1997 Performance Options(4)........................       13,285             --             --             --
  1996 Performance Options(5)........................       15,977             --     $   12,941             --
  1996 Supplemental Options(6).......................       32,100         21,400             --             --
  1996 Automatic Options(7)..........................       32,841         21,894             --             --
                                                       ------------  --------------  ------------  --------------
  TOTAL..............................................       94,203         43,294     $   12,941             --
                                                       ------------  --------------  ------------  --------------
                                                       ------------  --------------  ------------  --------------

David B. Lowry
  1997 Performance Options(4)........................       12,362             --             --             --
  1996 Performance Options(5)........................       13,958             --     $   11,306             --
  1996 Supplemental Options(6).......................       19,440         12,960             --             --
  1996 Automatic Options(7)..........................       19,950         13,300             --             --
                                                       ------------  --------------  ------------  --------------
  TOTAL..............................................       65,710         26,260     $   11,306             --
                                                       ------------  --------------  ------------  --------------
                                                       ------------  --------------  ------------  --------------
Carol J. Ogren
  1997 Performance Options(4)........................        8,314             --             --             --
  1996 Performance Options(5)........................       10,250             --     $    8,303             --
  1996 Supplemental Options(6).......................       12,420          8,280             --             --
  1996 Automatic Options(7)..........................       12,600          8,400             --             --
                                                       ------------  --------------  ------------  --------------
  TOTAL..............................................       43,584         16,680     $    8,303             --
                                                       ------------  --------------  ------------  --------------
                                                       ------------  --------------  ------------  --------------

------------------------

(1) Mr. LeRoy T. Carlson, Jr., does not receive Options or SARs from the Company. Mr. Carlson receives long-term compensation from TDS, but this is not charged to the Company by TDS.

(2) Represents number of shares subject to free-standing Options and/or free-standing SARs, as indicated as of December 31, 1998.

(3) Represents the aggregate dollar value of the in-the-money, unexercised Options and/or SARs held at December 31, 1998, based on the difference between the exercised price and $5.75, the average of the high and low sales price on December 31, 1998.

(4) The 1997 Performance Options became exercisable on December 15, 1998, and are exercisable until December 15, 2008, at the exercise price of $7.36 per share.

(5) The 1996 Performance Options became exercisable on December 15, 1997, and are exercisable until December 15, 2007, at the exercise price of $4.94 per share.

(6) The 1996 Supplemental Options became exercisable with respect to 20 percent of such options on January 23, 1997, December 15, 1997, and December 15, 1998, and will become exercisable with respect to 20 percent of such options on December 15 in 1999 and 2000, at the exercise price of $9.74 per share and expire on April 18, 2006.

(7) The 1996 Automatic Options became exercisable with respect to 20 percent of such options on December 15, 1996, December 15, 1997, and December 15, 1998, and will become exercisable with respect to 20 percent of such options on December 15 in 1999 and 2000, at the exercise price of $17.00 per share and expire on April 18, 2006.

    None of the named Executive Officers exercised options in 1998, 1997 or 1996.

SUPPLEMENTAL BENEFIT AGREEMENT WITH DONALD W. WARKENTIN

    In 1996, the Company entered into a nonqualified supplemental benefit agreement with Donald W. Warkentin which requires the Company to pay a supplemental retirement benefit to Mr. Warkentin. The agreement was entered into when Mr. Warkentin left employment with TDS and took employment with the Company at the completion of the initial public offering of the Company's Common Shares in 1996 and, as a result, he was no longer eligible to participate in the TDS Pension Plan. Under the supplemental benefit agreement, the Company is obligated to pay Mr. Warkentin an amount equal to the difference between the retirement benefit he will receive from the TDS Wireless Pension Plan and that which he would have received had he continued to work for TDS, less any amounts which he is entitled to receive under any other qualified defined benefit or money purchase pension plan (such as the Wireless Pension Plan). The Company will pay any such benefit at the same time as Mr. Warkentin receives payments from the TDS Wireless Pension Plan. The actual benefits payable to Mr. Warkentin upon retirement will be based upon the facts that exist at the time and will be determined actuarially. Since the nature of this agreement is a defined benefit arrangement, no amounts related thereto are included above in the Summary Compensation Table.

COMPENSATION OF DIRECTORS

    Prior to October 21, 1996, members of the Board of Directors of the Company who were not employees of the Company or its subsidiaries or affiliates received $1,000 for attendance at each meeting of the Board of Directors and $500 for attendance at each Audit Committee meeting and an annual Director's fee consisting of $10,000 in cash and $10,000 in Common Shares of the Company per year. Directors who were employees of the Company or a subsidiary or affiliate thereof did not receive any additional compensation for services rendered as members of the Board of Directors. All Directors were reimbursed for out-of-pocket travel expenses incurred in connection with attendance at meetings of the Board of Directors and meetings of committees thereof.

    On October 21, 1996, the Board of Directors of the Company approved a compensation plan (the "Non-Employee Director Plan") for non-employee members of the Board of Directors ("Non-Employee Directors"). A Non-Employee Director is a member of the Board of Directors who is not an employee of the Company, TDS, United States Cellular, or TDS Telecom or their subsidiaries or other corporate affiliates. The purpose of the Non-Employee Director Plan is to provide reasonable compensation to Non-Employee Directors in connection with their services to the Company in order to induce qualified persons to become and serve as Non-Employee Directors of the Company's Board of Directors.

    The Non-Employee Director Plan provides that, effective for the 12 month period ending at the time of the Company's Annual Meeting, each Non-Employee Director will receive an annual Director's fee of $20,000 and that each Non-Employee Director will continue to receive a fee of $1,000, plus reimbursement of reasonable out-of-pocket travel expenses, for attendance at each regularly scheduled or special meeting of the Board of Directors. The Non-Employee Director Plan also provides that each Non-Employee Director will receive a fee of $500, plus reimbursement of reasonable out-of-pocket travel expenses, for attendance at each meeting of the Audit Committee, Stock Option Compensation Committee, or other committee established by resolution of the Board of Directors.

    The Non-Employee Director Plan further provides that 50 percent of the annual Director's fee shall be paid immediately prior to the Company's Annual Meeting of Shareholders by the delivery of Common Shares of the Company having a fair market value, as herein defined, as of the date of payment equal to such percentage of the annual Director's fee.

    Under the Non-Employee Director Plan, for the purposes of determining the number of Common Shares deliverable pursuant to the preceding paragraph, the fair market value of a Common Share of the Company will be the average closing price of Common Shares of the Company as reported on the NASDAQ National Market for the twenty trading days ending on the third trading day before the Annual Meeting of Shareholders. The Board of Directors has reserved 20,000 Common Shares of the Company for issuance pursuant to the Non-Employee Director Plan.

    The Board of Directors also approved a fee of $2,000 per day for service on the Spin-Off Special Committee, plus reimbursement of out-of-pocket travel expenses.

EXECUTIVE OFFICER COMPENSATION REPORT

    This report is submitted by LeRoy T. Carlson, Jr., Chairman of the Company, who in effect functions as the compensation committee of the Board of Directors, except with respect to long-term compensation, and by the Stock Option Compensation Committee, which approves long-term compensation for the Executive Officers of the Company.

    The Chairman, as President and Chief Executive Officer of TDS, is paid by TDS and receives no compensation directly from the Company. As the President and Chief Executive Officer of TDS, the Chairman of the Company represents the controlling shareholder of the Company.

    The Stock Option Compensation Committee of the Company consists of Thomas W. Wilson, Jr. (Chairman) and John D. Foster. The Stock Option Compensation Committee approves long-term compensation for Executive Officers of the Company. The Company's Stock Option Compensation Committee is composed of members of the Board of Directors who are not officers or employees of TDS or any of its subsidiaries or affiliates, including the Company.

    The Company's compensation policy for Executive Officers is intended to provide incentives for the achievement of corporate and individual performance goals and to provide compensation consistent with the operational and financial performance of the Company. The Company's policy is based on the belief that the incentive compensation performance goals for Executive Officers should be based on factors over which such Executive Officers have significant control and which are important to the Company's long-term success. It also is believed that compensation paid should be appropriate in relation to the financial performance of the Company and should be sufficient to enable the Company to attract and retain individuals possessing the talents required for the Company's long-term successful performance.

    Executive Officers' compensation consists of both annual and long-term compensation. Annual compensation consists of a base salary and bonus. The Company evaluates the base salary and bonus of each Executive Officer on an annual basis. Annual compensation decisions are based partly on annual performance measures, as described below. Long-term compensation is intended to compensate Executive Officers primarily for their contributions to long-term increases in shareholder value. Long-term compensation generally is provided through the grant of Options.

    The process of determining base salary begins with obtaining appropriate comparative data for each Executive Officer's position. Sources for comparative data include surveys of General Industry, such as the Cooper & Lybrand Compensation Study of 55 companies from the following industries:

Business Services, Utilities, Non-durable Manufacturing, and Durable Manufacturing ranging up to one billion dollars in revenue. Also included are telecommunications industry figures taken from the Wyatt Compensation Study of twelve hundred companies that range up to one billion dollars in revenue.

    Using this data, the Company's President and Chief Executive Officer provides a recommendation of the appropriate base salary amount for each Executive Officer, excluding himself. The Chairman uses these surveys, as well as the recommendation of the Company's President and Chief Executive Officer and the counsel of the Vice President Human Resources of TDS, to make a personal determination of the appropriate salary level for each Executive Officer. The base salary level of the Company's President and Chief Executive Officer is based on data from the above sources combined with the counsel of the Vice President Human Resources of TDS and the personal evaluation of the Chairman. Targeted compensation for the Executive Officers (base salary plus bonus) approximates the 50th to 75th percentile of the surveyed positions.

    Annually, the nature and extent of each Executive Officer's personal accomplishments and contributions for the year are evaluated by the Company's President and Chief Executive Officer. This evaluation is based on the attainment of specific, mutually agreed upon individual objectives, as well as the extent to which each Executive Officer contributed to the overall results of the Company. These facts and circumstances are taken into consideration by the Company's President and Chief Executive Officer and by the Chairman in their Executive Officers' compensation decisions. Ultimately, it is the judgment of the Chairman that determines an Executive Officer's base salary.

    In addition, the Executive Officers participate in a bonus program. For 1998, the program was built on the Company attaining specific business milestones as well as achieving specific critical financial, operational and customer rating measurements and individual performance results. The program measured and paid bonuses based on specific criteria established for the Company and individual performances for each half of the 1998 calendar year. During the first half of the year, the program weighted Company results at 30 percent and individual results at 15 percent for a total 45 percent of the total 1998 program. The second half of the year, the program weighted Company results at 40 percent and individual results at 15 percent of for the remaining 55 percent of the 1998 program. At target performance, the President and Chief Executive Officer would be compensated at 45 percent of base salary, certain Vice Presidents would be compensated at 40 percent of base salary, the Vice President-Finance and Administration and Chief Technical Officer would be compensated at 35 percent and all other Officers at 30 percent of base salary. Overall 1998 Company results were evaluated at 79 percent of target during the first half year and 40 percent of target during the second half of year. Named Executive Officers' performance results ranged from 87 percent to 122 percent of target during the first half of the year and 116 percent to 140 percent of target during the second half.

    The salary and bonus for the President and Chief Executive Officer is established in a manner similar to that described for the Executive Officers. In addition to survey data, the Chairman also considers compensation paid to chief executive officers of comparable companies, including those that are divisions or subsidiaries of parent companies. The base salary of the President and Chief Executive Officer increased by approximately 10 percent between 1997 and 1998. The President and Chief Executive Officer's 1998 bonus, under the 1998 Incentive Pay Plan, was $101,165. The Chairman has approved a base salary of $333,000 and target incentive bonus of $149,850 for the President and Chief Executive Officer for 1999.

    SECTION 162(M) OF THE CODE. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") generally limits to one million dollars the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to each of the corporation's chief executive officer and the corporation's four most highly compensated officers other than the chief executive officer, subject to certain exceptions. One such exception is "qualified performance-based" compensation. Compensation paid under stock option plans is "qualified performance-based" compensation if all of the following conditions are satisfied: (i) options are granted by a compensation committee consisting solely of two or more "outside directors" (ii) the stock option plan states the maximum number of shares with respect to which options may be granted during a specified period to any individual; (iii) under the term of the option, the amount of compensation the optionee could receive is based solely upon an increase in the value of the stock after the grant date; and (iv) the material terms of the stock option plan must be disclosed to the publicly held corporation's shareholders and approved by them before any compensation under the plan is paid. The Stock Option Compensation Committee consists solely of "outside directors" as defined for purposes of Section 162(m) of the Code. Due to these and other reasons, the Company does not believe that the one million dollar deduction limitation should have a material effect on the Company in the near future. If the one million dollar deduction limitation is expected to have a material effect on the Company in the future, the Company will consider ways to maximize the deductibility of executive compensation, while retaining the discretion the Company deems necessary to compensate Executive Officers in a manner commensurate with performance and the competitive environment for executive talent.

    The above Executive Officer Compensation Report is submitted by the Chairman of the Board of Directors: LeRoy T. Carlson, Jr., and by the Stock Option Compensation Committee: Thomas W. Wilson, Jr. (Chairman), and John D. Foster.

STOCK PERFORMANCE CHART

    The following chart graphs the performance of the cumulative total return to shareholders (stock price appreciation plus dividends) for a period from April 25, 1996, to December 31, 1998, in comparison to returns of the NASDAQ Stock Market-U.S. Index and the NASDAQ Telecommunications Index for the 33 months ended December 31, 1998.

                     COMPARISON OF CUMULATIVE TOTAL RETURNS
                        NASDAQ STOCK MARKET-U.S. INDEX,
                   NASDAQ TELECOMMUNICATIONS INDEX PEER GROUP
                     (PERFORMANCE RESULTS THROUGH 12/31/98)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             AERIAL      NASDAQ US       NASDAQ - TELECOM
4/25/96       $100.00         $100.00               $100.00
                93.75          100.55                 77.40
                82.81          105.17                 79.27
6/28/96         67.19          100.43                 76.92
                57.03           91.48                 67.02
                59.38           96.61                 70.24
9/30/96         63.28          104.00                 72.39
                47.66          102.85                 69.39
                53.13          109.21                 70.51
12/31/96        50.78          109.11                 72.48
                42.19          116.86                 74.24
                35.16          110.40                 72.19
3/31/97         34.38          103.20                 67.37
                30.47          106.42                 69.93
                55.47          118.49                 78.59
6/30/97         53.13          122.11                 84.57
                50.78          135.00                 89.89
                54.30          134.80                 86.86
9/30/97         55.86          142.77                 98.17
                53.13          135.35                101.03
                56.64          136.02                101.73
12/31/97        44.53          133.89                107.06
                48.44          137.87                114.10
                53.13          150.82                124.04
3/1/98          48.44          156.39                135.80
                45.31          159.05                134.21
                37.89          150.32                131.93
6/1/98          39.06          160.92                144.96
                33.99          159.22                151.16
                21.49          128.00                114.66
9/1/98          23.05          145.68                128.91
                35.16          151.63                139.33
                24.81          166.57                146.66
12/1/98         36.72          187.89                175.20

    Assumes $100 invested at the close of trading April 25, 1996 in Aerial Communications, Inc. Common Stock, the NASDAQ Stock Market-U.S. Index and the NASDAQ Telecommunications Index.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    As noted above, LeRoy T. Carlson, Jr., President and Chief Executive Officer of TDS, makes annual executive compensation decisions for TDS, other than for himself. The Stock Option Compensation Committee of TDS makes annual executive compensation decisions for the President and Chief Executive Officer of TDS and approves long-term compensation awards for the Executive Officers of TDS. The TDS Stock Option Compensation Committee is composed of members of the TDS Board of Directors who are not officers or employees of TDS or any of its subsidiaries and who are not Directors of any TDS subsidiaries. LeRoy T. Carlson, Jr., is a member of the Board of Directors of TDS and the Company. LeRoy T. Carlson, Jr. is also the Chairman of the Company and, as such, approves the Executive Officer compensation decisions for the Company. LeRoy T. Carlson, Jr. is compensated by TDS for his services to TDS and all of its subsidiaries. TDS is reimbursed, however, by the Company for a portion of LeRoy T. Carlson Jr.'s salary and bonus paid by TDS pursuant to the Intercompany Agreement described below. See Footnote
(1) to the Summary Compensation Table, above.

    Donald W. Warkentin, a Director and the President and Chief Executive Officer of the Company, participates in Executive Officers compensation decisions for the Company, other than for himself. Long-term compensation for Executive Officers of the Company is approved by the Stock Option Compensation Committee of the Company, which consists of Company Directors Thomas W. Wilson, Jr. (Chairman) and John D. Foster. The Company's Stock Option Compensation Committee is composed of members of the Board of Directors of the Company who are not Executive Officers of the Company or its corporate affiliates.

    LeRoy T. Carlson, Jr. and Walter C.D. Carlson, Directors of the Company, are trustees and beneficiaries of the voting trust that controls TDS, which controls the Company, and LeRoy T. Carlson, Jr., a Director of the Company, also is a beneficiary of such voting trust. See "Security Ownership of Certain Beneficial Owners and Management." LeRoy T. Carlson, LeRoy T. Carlson, Jr., Walter C.D. Carlson, Sandra L. Helton and James Barr III, Directors of the Company, are also Directors of TDS, and Rudolph E. Hornacek, a Director of the Company, is an executive officer of TDS. See "Election of Directors."

                     ARRANGEMENTS AND TRANSACTIONS WITH TDS

    The Company has entered into a number of arrangements and transactions with TDS. Some of these arrangements were established prior to the Company's IPO when TDS owned more than 90 percent of the Company's outstanding capital stock and were not the result of arms-length negotiations. There can be no assurance that such arrangements will continue or that the terms of such arrangements will not be modified in the future. If additional transactions occur in the future, there can be no assurance that the terms of such future transactions will be favorable to the Company or will continue to provide the Company with the same level of support for the Company's financing and other needs as TDS has provided in the past. The principal arrangements that exist between the Company and TDS are summarized below. It is anticipated that such arrangements may be amended, assigned or terminated in connection with the Spin-Off. The amendment, assignment or termination of such arrangements will be negotiated between TDS and the Spin-Off Special Committee. TDS has advised the Company that it would agree to continue certain arrangements for a reasonable transition period following the Spin-Off.

EXCHANGE AGREEMENT

    The Company and TDS are parties to an Exchange Agreement dated as of January 1, 1996 (the "Exchange Agreement").

    COMMON SHARE PURCHASE RIGHTS; POTENTIAL DILUTION. The Exchange Agreement grants TDS the right to subscribe to any issuance of Common Shares or any other voting securities of the Company, or of any securities convertible into or exchangeable for, or carrying a right to subscribe to or acquire, Common Shares or any voting securities of the Company, other than the Common Shares issued in the

IPO, to the extent necessary for TDS to maintain its proportionate interest in the Common Shares. To the extent an issuance of Common Shares or other securities by the Company is to be made for consideration other than cash, the fair market value of the non-cash consideration will be determined by the Company's Board of Directors. For purposes of calculating TDS's proportionate interest in the Common Shares, the Series A Common Shares will be treated as if converted into Common Shares. Upon notice to the Company, TDS will be entitled to subscribe to each issuance in full or in part at its discretion. If TDS decides to waive, in whole or in part, one or more of its purchase opportunities, the number of Common Shares subject to purchase as a result of subsequent issuances will be reduced.

    If TDS elects to exercise its purchase rights, it will be required to pay for all Common Shares issued to it by the Company with cash, cancellation of indebtedness owed by the Company to TDS, or such other consideration as is reasonably acceptable to the Company. Depending on the price per Common Share paid by TDS upon exercise of these rights, the issuance of Common Shares by the Company pursuant thereto could have a dilutive effect on other shareholders of the Company. The purchase rights described above will be in addition to the preemptive rights held by TDS as a holder of Series A Common Shares under the Company's Restated Certificate of Incorporation.

    The Exchange Agreement also contains provisions that contemplate that the Company will issue to TDS from time-to-time additional Series A Common Shares. Any such issuance could have the effect of maintaining or increasing TDS's relative ownership of capital stock and voting power in the Company.

    CORPORATE OPPORTUNITY ARRANGEMENTS. The Company's Restated Certificate of Incorporation provides that the Company may not, directly or indirectly, without the written consent of TDS, own, invest or otherwise have an interest in, lease, operate or manage any business other than a business engaged solely in the construction, ownership or management and operation of a Personal Communications Service ("PCS") telecommunications business and related services. Company management has been informed that TDS anticipates that it would be willing to consent to the Company engaging in the provision of other telecommunications services in addition to PCS. There can be no commitment that TDS will give such consent with respect to the aforementioned or other business opportunities. In addition, TDS could impose conditions on any such consent.

    The Restated Certificate of Incorporation and the Exchange Agreement also restrict the circumstances under which the Company is entitled to claim that an opportunity, transaction, agreement or other arrangement to which TDS or any person in which TDS, or any person in which TDS has or acquires a financial interest, is or shall become a party, should be the property of the Company or its subsidiaries. TDS or one of its corporate affiliates, other than the Company, may acquire a Federal Communications Commission ("FCC") license to provide PCS services or acquire control of any entity that has such a license. So long as at least 500,000 Series A Common Shares are outstanding, TDS would be obligated to offer to the Company the opportunity to negotiate regarding the purchase by the Company or one of its subsidiaries of such license or business entity if the relevant FCC license is for (a) a Major Trading Area ("MTA") or
(b) a Basic Trading Area ("BTA") which is located, in whole or in part, in an MTA in which the Company or one of its subsidiaries has a direct or indirect interest.

    The Board of Directors of the Company is aware of the foregoing provisions of the Restated Certificate of Incorporation and the Exchange Agreement and is obligated to act in accordance therewith. In addition, the Board of Directors recognizes that it has, under Delaware law, certain duties and responsibilities to the Company and its shareholders. The Board of Directors has served, and expects to continue to serve the Company and all of its shareholders, including persons who purchase Common Shares hereunder, by seeking to introduce new and improved services, whether developed by the Company or others, in a manner that is in accordance with the Board's obligations and duties and which will permit the Company to compete successfully as a provider of telecommunications services.

REVOLVING CREDIT AGREEMENT

    REVOLVING CREDIT AGREEMENT. All of the outstanding financial obligations of the Company and its subsidiaries to TDS are incorporated under the Revolving Credit Agreement between TDS and AOC, as amended. The Company has guaranteed the obligations of AOC to TDS. Under the Revolving Credit Agreement, AOC may borrow up to a maximum amount (the "Maximum Amount"), less the amount of any debt or equity financing obtained by AOC or the Company, including the amount of any borrowings under a Credit Agreement between the Company and Nokia Telecommunications, Inc. The Maximum Amount under the Revolving Credit Agreement increased to $650 million in February 1999 and no further increases are available thereunder. On March 15, 1999, TDS paid the Company $114.5 million as a settlement for tax losses incurred by the Company. The Company used the funds to repay a portion of the existing AOC indebtedness to TDS, thereby increasing the amount available under the Revolving Credit Agreement. Accordingly, $114.5 million became available to be borrowed under the Revolving Credit Agreement as of that date. See "Tax Allocation Agreement." The interest rate under the Revolving Credit Agreement is equal to the Prime Rate announced from time to time by the LaSalle National Bank of Chicago plus 3 percent. Interest on the balance due under the amended Revolving Credit Agreement is payable quarterly and no principal will be payable until April 2, 2000, subject to acceleration under certain circumstances, at which time the entire principal balance due under the Revolving Credit Agreement then outstanding is due and payable. Interest payable on demand at a rate equal to 3 1/2 percent above such Prime Rate on any overdue principal or overdue installment of interest. The advances made by TDS under the Revolving Credit Agreement are unsecured. AOC may prepay the balance due under the Revolving Credit Agreement at any time, in whole or in part, without premium. Any principal so repaid is available for AOC to borrow during the remaining term of the Revolving Credit Agreement, subject to the satisfaction of certain conditions.

    The Revolving Credit Agreement provides that AOC will not, without the prior written consent of TDS: (i) purchase or redeem (except in limited circumstances set forth in such Agreement) any shares of its stock or declare or pay any dividends thereon or make any other distribution to its shareholders, except to the extent of the cumulative consolidated net income, if any, of AOC; (ii) incur or guarantee any indebtedness that is senior to the Revolving Credit Agreement;
(iii) with certain exceptions, create any lien on any of AOC's assets; or (iv) enter into certain contracts for the purchase of materials, supplies or other property or services.

    The Revolving Credit Agreement provides that, if certain "events of default" occur, TDS may immediately declare the amount under the Revolving Credit Agreement due and payable and terminate the Revolving Credit Agreement. Events of default under the Revolving Credit Agreement include the failure to pay interest or principal, the breach of specified covenants (including the covenants specified in the immediately preceding paragraph and covenants to furnish to TDS specified financial information, permit TDS to visit and inspect AOC's properties, maintain customary levels of insurance, and pay all taxes and other liabilities of AOC), any default under certain other indebtedness, and certain judgments, defaults and events of bankruptcy or insolvency.

    In connection with the Spin-Off, all or a portion of the amount outstanding under the Revolving Credit Agreement may be replaced with equity of the Company and/or repaid, and the Revolving Credit Agreement may be terminated. However, such actions and any other changes to the Revolving Credit Agreement are subject to negotiation between TDS and the Spin-Off Special Committee.

TAX ALLOCATION AGREEMENT

    On September 8, 1998, the Company, AOC and TDS entered into a Tax Allocation Agreement with terms and conditions substantially similar to those of the previous Tax Allocation Agreement, dated January 1, 1996, between the Company and TDS. Under the terms of the September 8, 1998 Tax Allocation Agreement (the "Tax Allocation Agreement"), the Company and its subsidiaries will continue to join in filing consolidated federal income tax returns with TDS and certain affiliates unless TDS's equity interest in the Company falls below 80 percent. For tax years ended prior to January 1, 1996, TDS has reimbursed the Company for the reduction in the provision for federal income taxes reflected in TDS's consolidated statements of income resulting from the inclusion of the Company and its subsidiaries in the TDS affiliated group. TDS has also reimbursed the Company with respect to certain post January 1, 1996 obligations as described below. For tax years beginning after December 31, 1995, the Tax Allocation Agreement provides that the Company will be compensated (by an offset to amounts the Company would otherwise be required to pay to TDS for federal income taxes) for TDS's use of tax benefits at such time as the Company could utilize such benefits on a separate return basis. Under the Tax Allocation Agreement, the Company will be required to pay to TDS an amount equal to the greater of the federal income tax liability of the Company, calculated as if it were a separate affiliated group (including any minimum tax liability, notwithstanding the absence of consolidated group liability for minimum tax) or the tax calculated using the highest marginal tax rate (before taking into account tax credits) of the TDS affiliated group. Under the Tax Allocation Agreement, any deficiency in tax thereafter proposed by the Internal Revenue Service for any consolidated return year (whether before or after the IPO) that involves income, deductions or credits of the Company or its subsidiaries, and any claim for refund of tax for any consolidated return year that involves such items, will be contested or prosecuted at the sole discretion of TDS and at the expense of the Company. Under the Tax Allocation Agreement, to the extent that any deficiency in tax or refund of tax is finally determined to be attributable to the income, deductions or credits of the Company, such deficiency or refund will be payable by or to the Company.

    The Tax Allocation Agreement states that, if the Company and its subsidiaries cease to be members of the TDS affiliated group and, for a subsequent year, the Company or its subsidiaries are required to pay a greater amount of federal income tax than they would have paid if they had not been members of the TDS affiliated group after December 31, 1995, TDS will reimburse the Company for the excess amount of tax, without interest. In determining the amount of reimbursement, the Tax Allocation Agreement states that any profits or losses from new business activities acquired by the Company or its subsidiaries after the Company leaves the TDS affiliated group will be disregarded. In addition, the Tax Allocation Agreement states that reimbursement will not be required if at any time in the future the Company becomes a member of another affiliated group in which the Company is not the common parent or fewer than 500,000 Series A Common Shares are outstanding. The Tax Allocation Agreement also states that reimbursement will not be required on account of the income of any subsidiary of the Company if more than 50 percent of the voting power or assets of such subsidiary is held by a person or group other than a person or group owning more than 50 percent of the voting power of TDS. Payments under the Tax Allocation Agreement by one party to the other are required to be increased by an amount sufficient so that after deduction of any federal, state or local taxes payable in respect of the receipt of such payments, the net amount received will equal the amount that would have been payable had no deduction been made.

    Rules similar to those described above have been applied to any state or local franchise or income tax liabilities to which TDS and the Company and its subsidiaries are subject and which are required to be determined on a unitary, combined or consolidated basis.

    On March 12, 1999, the Company and TDS entered into a Tax Settlement Agreement pursuant to which TDS made a payment to the Company of $114.5 million on March 15, 1999. This payment represents a settlement of amounts that were anticipated to be due from TDS to the Company in the future under the Tax Allocation Agreement for the period commencing January 1, 1996 and ending with the date of the proposed Spin-Off, currently planned for the third quarter of 1999. The settlement payment is subject to adjustment under certain circumstances. The March 15, 1999 tax settlement payment to the Company was used to repay a portion of the existing AOC indebtedness to TDS under the Revolving Credit Agreement, which facilitates the Company's interim financing plans. See "Recent Developments" and "Revolving Credit Agreement."

    Under the Tax Settlement Agreement, TDS has also agreed that it will not, without the consent of a majority of the Independent Directors of Aerial, (i) sell or agree to sell the stock of Aerial and join or agree to join in making an election under section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to such sale or (ii) cause or permit Aerial or its subsidiaries (the "Aerial Group"), while its members are members of a group of corporations which files a consolidated tax return with TDS as the common parent (the "TDS Group"), to dispose of or agree to dispose of assets constituting 50 percent or more of the assets of the Aerial Group in a transaction, or in a series of transactions pursuant to a plan, in which the Aerial Group recognizes all or substantially all of the gain with respect to such assets. In connection with the Tax Settlement Agreement, the Spin-Off Special Committee was also authorized to consider any proposal relating to certain alternative transactions.

    The Company will continue to be included in the consolidated federal income tax returns of TDS through and including the date of the Spin-Off. After the Spin-Off, the Company will no longer be a member of the TDS Group which files a consolidated federal income tax return. In connection with the Spin-Off, TDS and the Company expect to enter into an amended and restated Tax Allocation Agreement which would (i) define their respective rights and obligations with respect to federal, state, local and all other taxes, including the conduct of audits and other tax controversies, for all periods prior to or including the Spin-Off and (ii) include certain other agreements relating to, among other things, the mutual indemnification by TDS and the Company of each other and certain other matters.

CASH MANAGEMENT AGREEMENT

    The Company has entered into a Cash Management Agreement (the "Cash Management Agreement") with TDS pursuant to which it deposits its excess cash with TDS for investment under TDS's cash management programs. To the extent of the Company's normal working capital requirements, such cash is deposited into an account (which may include cash from other participants in TDS's cash management programs) and then invested in the name of a nominee for each participant in such account. The Company is credited with, and may withdraw on demand, its pro rata share of investment income from such account minus its pro rata share of costs attributable to such investment income. Funds in excess of the Company's normal working capital requirements that are deposited under the Cash Management Agreement are available to the Company on demand and bear interest each month at the thirty-day Commercial Paper Rate reported in THE WALL STREET JOURNAL on the last business day of the preceding month, plus 1/4 percent, or such higher rate as TDS may in its discretion offer on such demand deposits. The Company may elect to place funds for a longer period than on demand, in which event, if such funds are placed with TDS, they will bear interest at the Commercial Paper Rate for investments of similar maturity, plus 1/4 percent, or at such higher rate as TDS may in its discretion offer on such investments.

INTERCOMPANY AGREEMENT

    In order to provide for certain transactions and relationships between the parties, the Company and TDS have agreed under an Intercompany Agreement (the "Intercompany Agreement"), among other things, as follows:

    SERVICES. TDS, either directly or through one or more subsidiaries, makes available to the Company from time-to-time management and consulting services such as general management oversight; marketing and customer support, counsel and advice; financial services including general accounting, business planning and budgeting counsel and support, financial reporting, income and other tax consulting and return preparation services, internal auditing, financial information systems support, and treasury services; and human resources support. The Company from time-to-time participates in standing committees, councils, and other activities within the TDS family of companies focused on matters such as improving service to customers, re-engineering business processes and systems, and more generally creating and enhancing synergies within each of TDS's strategic business units and across those units. Unless otherwise specified by written agreement, services provided by TDS or any of its subsidiaries to another member of the consolidated group are charged on the basis of time reports. The costs of such services and any other expenses incurred on behalf of a specific subsidiary will be charged directly to that subsidiary, except, that in the case of services provided to TDS, the Company receives payment for the salaries of its employees and agents assigned to render such services (plus 40 percent of the cost of such salaries in respect of overhead) for the time spent rendering such services, plus out-of-pocket expenses. The costs of services and any other expenses incurred jointly on behalf of a number of subsidiaries are charged to those subsidiaries on the basis of the subsidiaries' relative operating revenues and total assets. Although there can be no assurance that the terms and rates charged by TDS for services to the Company are as favorable to the Company as those the Company could have obtained from unaffiliated third parties, the Company believes that such terms and rates are no less favorable than those available from unaffiliated third parties. Payments by the Company to TDS for such services totaled $8.6 million in 1998.

    MATERIALS AND EQUIPMENT. The Company and its subsidiaries will purchase materials and equipment from TDS and its subsidiaries at cost. In the event items of materials and equipment are not available from TDS and its other subsidiaries, the Company and its subsidiaries would purchase such items from such alternative vendors and on such terms as the Company shall deem appropriate. The Company purchased from TDS in 1998 $6.1 million in software and other equipment related to the implementation of new payroll and inventory systems.

    GUARANTEES. The Company is obligated to use its best efforts to have TDS removed as guarantor or obligor in connection with any indebtedness, lease, contract or other obligation relating to the business of the Company or its subsidiaries. Until TDS is removed as guarantor or obligor, the Company is required to pay TDS semi-annually on June 30 and December 31 in advance 1 1/2 percent (3 percent on an annual basis) of the present value of the amounts that TDS could be required to pay on account of acting as guarantor or obligor, computed by discounting such amounts at a rate per annum equal to the Prime Rate (as defined in the Revolving Credit Agreement) in effect on the June 15 or December 15 preceding the applicable June 30 or December 31, compounded annually. In addition, until TDS is removed as guarantor or obligor, the Company must indemnify TDS with respect to such obligations. As of December 31, 1998, TDS is not obligated as guarantor or obligor under any material Company agreements, with the exception of the Company's Series A and Series B Zero Coupon Notes and the Credit Agreement with Nokia Telecommunications Inc. dated June 30, 1998. Guarantee fees incurred by the Company (including amounts capitalized) totaled $6.7 million for the year ended December 31, 1998.

    ACCOUNTANTS AND LEGAL COUNSEL. The Company has agreed to engage the firm of independent public accountants, selected by TDS, or selected by the Audit Committee of the Company and acceptable to TDS, for purposes of auditing the financial statements of the Company, including the financial statements of its direct and indirect subsidiaries, and providing tax, data processing and all other accounting services and advice. The Company also has agreed that, in any case where legal counsel is to be engaged to represent the parties for any purpose, TDS has the right to select or approve the counsel to be engaged, which may be the same counsel selected to represent TDS unless there should be a conflict of interest. If TDS and the Company use the same counsel, each is responsible for its portion of the fees and expenses of such counsel.

    INDEMNIFICATION. The Company will indemnify TDS and its subsidiaries against certain losses, claims, damages or liabilities including those arising out of: (i) the conduct by the Company and its subsidiaries of their respective businesses (except where the loss, claim, damage or liability arises from TDS's gross negligence or willful misconduct); (ii) any inaccurate representation or breach of material warranty under the Intercompany Agreement; and (iii) any indebtedness, lease, contract or other obligation referred to under "Guarantees" above. TDS similarly will indemnify the Company and its subsidiaries with respect: (i) to the conduct by TDS and its subsidiaries of their respective businesses before the date of such agreement (except where the loss, claim, damage or liability arises from the Company's gross negligence or willful misconduct) and (ii) to any inaccurate material representation or breach of material warranty under the Intercompany Agreement.

    DISPOSAL OF COMPANY SECURITIES. TDS will not dispose of any securities of the Company held by it if such disposition would result in the loss of any license or other authorization held by the Company or its subsidiaries and such loss would have a material adverse effect on the Company and its subsidiaries, taken as a whole.

    TRANSFER OF ASSETS. Without the prior written consent of TDS, the Company or any of its subsidiaries may not transfer (by sale, merger or otherwise) more than 15 percent of its consolidated assets unless the transferee agrees to become subject to the Intercompany Agreement.

REGISTRATION RIGHTS AGREEMENT

    Under a Registration Rights Agreement (the "Registration Rights Agreement"), the Company has agreed, upon the request of TDS, to file one or more registration statements under the Securities Act or take other appropriate action under the laws of foreign jurisdictions in order to permit TDS to offer and sell, domestically or abroad, any debt or equity securities of the Company that TDS may hold at any time. TDS will pay all costs relating thereto and all underwriting discounts and commissions relating to any such offering, except that the Company will pay the fees and expenses of its counsel and accountants and all trustees, transfer agents or other agents appointed in connection therewith. TDS has the right to select or approve the counsel the Company retains to assist it in fulfilling any of its obligations under the Registration Rights Agreement.

    There is no limitation on the number or frequency of the occasions on which TDS may exercise its registration rights, except that the Company will not be required to comply with any registration request unless, in the case of a class of equity securities, the request involves at least the lesser of one million shares or 1 percent of the total number of shares of such class then outstanding or, in the case of debt securities, the principal amount of debt securities covered by the request is at least five million dollars. The Company also has granted TDS the right to include its securities in certain registration statements covering offerings by the Company and will pay all costs of such offerings other than incremental costs attributable to the inclusion of securities of the Company owned by TDS in such registration statements and TDS will pay the fees and expenses of its counsel and all underwriting discounts and commissions.

    The Company will indemnify TDS, its officers and directors and each underwriter, if any, and controlling persons of TDS or any such underwriter against certain liabilities arising under the laws of any country in respect of any registration or other offering covered by the Registration Rights Agreement. The Company has the right to require TDS to delay any exercise by TDS of its rights to require registration and other actions for a period of up to ninety days if, in the judgment of the Company, any underwritten offering by the Company for its account then being conducted or about to be conducted would be materially and adversely affected. TDS has further agreed that it will not include any securities of the Company in any registration statement of the Company that, in the judgment of the managing underwriters, would materially and adversely affect any offering by the Company. The rights of TDS under the Registration Rights Agreement are transferable to non-affiliates of TDS.

INSURANCE COST SHARING AGREEMENT

    Pursuant to an Insurance Cost Sharing Agreement (the "Insurance Cost Sharing Agreement"), the Company and its subsidiaries, and their officers, directors and employees, are afforded coverage under certain insurance policies purchased by TDS. A portion of the premiums payable under each such policy is allocated by TDS to the Company on the same basis as premiums were allocated before the Insurance Cost Sharing Agreement was entered into or on such other reasonable basis as TDS may select from time to time. If TDS decides to change the allocation of premiums at any time, TDS will consult with the Company before the change is made, but the decision as to whether to make the change will be in the reasonable discretion of TDS. Management of the Company believes that the amounts payable by the Company under the Insurance Cost Sharing Agreement are generally more favorable than the premiums the Company would pay if it were to obtain coverage under separate policies.

EMPLOYEE BENEFIT PLANS AGREEMENT

    Under an Employee Benefit Plans Agreement, in connection with the purchase by employees of the Company of TDS Common Shares under the TDS Employee Stock Purchase Plan or pursuant to the exercise of non-qualified stock options granted by TDS, the Company has agreed to reimburse TDS in an amount equal to the excess of the fair market value of the TDS Common Shares on the date of purchase over the amount paid for such shares plus amounts paid or to be paid by TDS for taxes, less any amounts paid by the Company's employees for withholding taxes.

                   ARRANGEMENTS AND TRANSACTIONS WITH SONERA

    Following the initial public offering by Aerial in 1996, TDS and Aerial began to seek a strategic equity investor for Aerial to provide further equity financing toward the development, construction and operation of Aerial's business. In 1997, TDS and Aerial became aware that Sonera was seeking to make an investment in wireless technology in the United States. Thereafter, representatives of Sonera, Aerial and TDS met on numerous occasions with the goal of negotiating an agreement pursuant to which Sonera would make an equity investment in Aerial or its subsidiaries. Following extensive negotiations, Aerial, AOC and Sonera entered into a Purchase Agreement (the "Purchase Agreement") pursuant to which Sonera agreed to purchase from AOC 2,410,482 shares of common stock of AOC (the "Purchased Shares") for an aggregate purchase price of $200 million, resulting in a purchase price of approximately $82.971 per common share of AOC ("AOC Common Shares") and representing a 19.423 percent equity interest in AOC. This transaction was consummated on September 8, 1998 (the "Sonera Closing Date").

    The number of Purchased Shares is subject to adjustment if the Aerial Average (as defined herein) for any twenty consecutive trading day period during the first three years after the Sonera Closing Date exceeds certain threshold prices, as follows:

                            PURCHASED                       EQUIVALENT
                AERIAL        SHARES       RESULTING %      RESULTING %
 THRESHOLD    EQUIVALENT    SUBJECT TO   EQUITY INTEREST  EQUITY INTEREST
   PRICE     SHARE PRICE   CANCELLATION      IN AOC          IN AERIAL
-----------  ------------  ------------  ---------------  ---------------
 $    9.50    $    13.78       256,375         17.723%          16.837%

     10.50         15.23       207,082         16.297%          15.482%

     11.50         16.68       170,759         15.083%          14.329%

    The Aerial Average refers to the daily means of the high and low sales prices for Aerial Common Shares.

    On the Sonera Closing Date, Aerial, AOC, TDS and Sonera entered into an Investment Agreement. Under this agreement, Sonera will have the right under certain circumstances (described below) to exchange each AOC Common Share which it owns for 6.72919 Aerial Common Shares, subject to adjustment. Upon the exchange of all of such AOC Common Shares, Sonera would own an 18.452 percent equity interest in Aerial (reflecting a purchase price equivalent to $12.33 per Aerial Common Share) (the "Equivalent Purchase Price").

    The Investment Agreement also provides for the following:

        (1.) APPOINTMENT OF DIRECTORS. Aerial agreed to increase the number of members of the Aerial Board to at least twelve and add two directors designated by Sonera. In addition, Aerial agreed to add one of such designees to the Audit Committee.

           Pursuant to the Investment Agreement, two representatives of Sonera have been appointed to the Board of Directors of Aerial and one of such representatives was appointed to the Audit Committee of the Board of Directors. See "Election of Directors."

        (2.) SUBSCRIPTION RIGHTS FOR AOC COMMON SHARES. Each of Aerial and Sonera has subscription rights, exercisable upon the issuance by AOC of AOC Common Shares or certain convertible securities, permitting each of Aerial and Sonera to purchase that proportion of each such issuance equal to the proportion of AOC Common Shares owned by Aerial or Sonera, respectively, immediately prior to such issuance.

        (3.) OPTION TO ACQUIRE ADDITIONAL AOC COMMON SHARES. Prior to the tenth anniversary of the Sonera Closing Date, Sonera has the option to purchase additional AOC Common Shares to increase its percentage equity interest in AOC to 20 percent at various prices (subject to certain minimum prices) implying a premium of at least 30 percent of the twenty-day Aerial Average at the time of exercise of such option, except that there will be no premium to the extent that such purchase either (a) is in lieu of the purchase by Sonera of New Issue Securities (as defined below) or (b) results from the conversion by Sonera of New Issue Securities purchased and so converted during the first three years after the Sonera Closing Date.

        (4.) SUBSCRIPTION RIGHTS FOR AERIAL COMMON SHARES. Prior to the tenth anniversary of the Sonera Closing Date, Sonera has subscription rights, exercisable upon the issuance for cash by Aerial of Aerial Common Shares (subject to certain exceptions) or certain convertible securities, to purchase 100 percent of such Aerial Common Shares or convertible securities, subject to the subscription rights of TDS with respect thereto, such subscription rights being subject to an overall limitation on Sonera's maximum percentage equity interest of approximately 33 percent.

        (5.) RESTRICTIONS ON TRANSFER OF AOC COMMON SHARES. Except with respect to transfers to permitted affiliate transferees and in certain other limited circumstances, Sonera is prohibited from transferring AOC Common Shares (a) prior to the fifth anniversary of the Sonera Closing Date without the consent of TDS and Aerial and (b) after the fifth anniversary of the Sonera Closing Date without first engaging in good faith negotiations with Aerial for the transfer of the AOC Common Shares to Aerial.

        (6.) EQUITY EXCHANGES.

            (a) Prior to the fifth anniversary of the Sonera Closing Date, Sonera does not have the right to exchange the AOC Common Shares owned by Sonera except in the event of (i) a change of control of TDS, (ii) a going private transaction involving TDS or (iii) a sale of all or substantially all of the assets of AOC and its subsidiaries.

            (b) At any time after the ninth anniversary of the Sonera Closing Date, Sonera will have the right to require Aerial to purchase all of the AOC Common Shares owned by Sonera in exchange for, at Aerial's option,
       (i) Aerial Common Shares, (ii) TDS Common Shares, (iii) cash or (iv) any combination of the foregoing. Sonera will have the right to exercise such right in cumulative 20 percent increments during the thirty days following each of the fifth, sixth, seventh and eighth anniversaries of the Sonera Closing Date.

            (c) At any time after the tenth anniversary of the Sonera Closing Date, Sonera will have the right to exchange AOC Common Shares for Aerial Common Shares.

        (7.) ISSUANCE OF DERIVATIVE SECURITY. After the fifth anniversary of the Sonera Closing Date (or prior to such fifth anniversary in certain limited circumstances) and prior to the tenth anniversary thereof, Sonera will have the right to issue a derivative security which becomes exchangeable after the tenth anniversary for AOC Common Shares owned by Sonera. At any time after the tenth anniversary of the Sonera Closing Date, Aerial will have the right to repurchase all of such AOC Common Shares in exchange for, at Aerial's option, (a) Aerial Common Shares, (b) TDS Common Shares, (c) cash or (d) any combination of the foregoing.

        (8.) RESTRICTIONS ON ACQUISITION OF AERIAL COMMON SHARES. Prior to the tenth anniversary of the Sonera Closing Date, Sonera is prohibited from acquiring any Aerial Common Shares except as set forth above.

        (9.) RESTRICTION ON CERTAIN DISPOSITION TRANSACTIONS. TDS and Aerial are prohibited from entering into certain transactions (not including certain spin-off or similar transactions) resulting in the disposition of Aerial or AOC, respectively, without first engaging in exclusive good faith negotiations with Sonera regarding such disposition transaction, subject to certain "tag-along" rights of Sonera and certain "drag-along" rights of TDS and Aerial.

      (10.) CERTAIN TRANSACTIONS INVOLVING SONERA. In the event that Sonera enters into a transaction providing for a reorganization, merger, consolidation or other combination, or for the disposition of all or substantially all of the assets of Sonera, and such transaction involves a material competitor of TDS or Aerial, then TDS and Aerial will have the right to require Sonera to use its reasonable best efforts to negotiate a transfer of all of the AOC Common Shares to a person reasonably acceptable to TDS and Aerial. If Sonera does not effect such a transfer of the AOC Common Shares within six months after the closing of such transaction, then Sonera must exchange such AOC Common Shares for, at Aerial's option, (a) Aerial Common Shares, (b) TDS Common Shares, (c) cash or (d) any combination of the foregoing.

    Certain of the foregoing rights are subject to termination upon the occurrence of certain events, such as the failure of Sonera to maintain a specified percentage equity interest, the transfer by Sonera of AOC Common Shares, the issuance by Sonera of a derivative security, the failure of Sonera to exercise its subscription rights or the passage of time.

    On the Sonera Closing Date, Aerial and Sonera entered into a Registration Rights Agreement which provides Sonera with three demand registrations and five piggyback registrations with respect to Aerial Common Shares during the period commencing on the fifth anniversary of the Sonera Closing Date and terminating on the twentieth anniversary of the Sonera Closing Date (subject to earlier termination under certain circumstances).

    On the Sonera Closing Date, Aerial, AOC, Sonera and Sonera Corporation U.S., a wholly-owned subsidiary of Sonera ("Sonera U.S."), also entered into a Joint Venture Agreement which, subject to certain exceptions and limitations set forth therein, will serve during the Exclusivity Period (as defined below) as the exclusive vehicle through which the parties will (i) acquire licenses issued by the FCC to provide broadband Personal Communication Services ("PCS") in the United States and (ii) build and operate systems with respect to such licenses utilizing Global Systems For Mobile Communications Technology ("GSM"), subject to such changes resulting from the evolution of such technology or the development of subsequent technologies based thereon or derived therefrom. It is contemplated by the Joint Venture Agreement that AOC and Sonera U.S. will form a separate limited liability company (each an "LLC"), which may include additional investors, to operate each market in which a broadband PCS license is acquired and that AOC (or an affiliate thereof) will manage the system with respect to each such broadband PCS license so acquired. In consideration of performance of such management services with respect to each LLC, AOC will receive a 15 percent carried interest in such LLC, which carried interest will be subject to partial divestiture under certain circumstances during the first five years after the formation of such LLC. The Exclusivity Period will commence on the Sonera Closing Date and terminate on the earlier to occur of (i) the fifth anniversary of the Sonera Closing Date or (ii) the date upon which Sonera U.S. has invested an aggregate of $400 million in the equity of one or more LLCs formed pursuant to the Joint Venture Agreement.

    On the Closing Date, TDS, Aerial and Sonera entered into a letter agreement (the "Management Side Letter"), which sets forth various rights of Sonera in connection with its participation in the operations and management of Aerial. These rights are in addition to Sonera's right to representation on the Aerial Board of Directors granted pursuant to the Investment Agreement. The Management Side Letter entitles Sonera to participate in the following meetings and activities: (i) TDS's monthly management reviews of Aerial's operations; (ii) Aerial's budget development and TDS's management review of Aerial's budget;
(iii) Aerial's strategic planning sessions; and (iv) Aerial's product (new service) planning and technology decisions.

    In addition, the Management Side Letter grants Sonera the right to appoint, subject to Aerial's reasonable disapproval, the Vice President Product Management of Aerial, as well as other individuals with specific operational or technical expertise who will be tasked by mutual agreement to assist Aerial for up to 36 man-months per year (collectively, the "Sonera Designees"). Moreover, Sonera will provide consulting services from time to time to assist Aerial with technical or operational issues or projects as mutually agreed between the parties, with payment based on the direct and indirect cost incurred by Sonera. Also, Aerial and Sonera will negotiate separate agreements setting forth the terms for any wireless products or other services to be provided by Sonera. Finally, the parties generally will share information and expertise and may request the establishment of a Strategy Committee to review periodically their relationship or an annual meeting of TDS's Presidents Council and Sonera's executive management.

    Pursuant to the Management Side Letter, Aerial is required to pay 115 percent of the direct cost of the Sonera Designees at a rate (including applicable taxes and benefits) corresponding to the actual total of the direct expatriate employee cost to Sonera, including salary, housing, vehicle, travel and other necessary costs incurred by Sonera consistent with the standard Sonera expatriate employment policies. Aerial's reimbursement liability to Sonera for 1998 such expenses have not been determined pursuant to such requirement.

    Following the announcement by TDS on December 18, 1998, that it intended to distribute to its shareholders all of the capital stock of the Company that it owns, and that the Company would seek additional financing from sources other than TDS in connection therewith, Sonera contacted TDS to express certain concerns about the announcement. Sonera has asserted, among other things, that the TDS announcement reflects a change in circumstances that warrants the renegotiation of certain matters related to Sonera's investment in AOC, including an adjustment in the Equivalent Purchase Price, and has raised the possibility of litigation in connection therewith. TDS and the Company intend to attempt to reach a mutually acceptable resolution of the concerns raised by Sonera. However, there can be no assurance that this matter will not lead to litigation, or that it will not have a material adverse effect on the Company or on the plans relating to the Spin-Off and the refinancing of the Company. See "Recent Developments."

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    On February 28, 1999, the Company had 31,794,240 outstanding Common Shares, par value $1.00 per share, and 40,000,000 Series A Common Shares, par value $1.00 per share. As of February 28, 1999, there were no outstanding Series B Common Shares, par value $1.00 per share, or Preferred Shares, par value $1.00 per share, of the Company. Each holder of outstanding Common Shares, as of February 28, 1999, is entitled to one vote for each Common Share held in such holder's name with respect to all matters on which holders of Common Shares are entitled to vote at the Annual Meeting. The holder of Series A Common Shares is entitled to fifteen votes for each Series A Common Share held in such holder's name with respect to all matters on which the holder of Series A Common Shares is entitled to vote at the Annual Meeting. Accordingly, the voting power of the Series A Common Shares was 600,000,000 votes, and the total voting power of all outstanding shares of capital stock was 631,794,240 votes at February 28, 1999.

SECURITY OWNERSHIP OF THE COMPANY BY CERTAIN BENEFICIAL OWNERS

    The following Table sets forth certain information regarding the beneficial ownership by TDS of the Common Shares and Series A Common Shares of the Company as of February 28, 1999, or as of the most recent practicable date. TDS has sole voting and investment power with respect to all shares indicated as beneficially owned by TDS.

                                                                                                                      PERCENT OF
                                                                            SHARES OF    PERCENT OF    PERCENT OF       VOTING
             NAME AND ADDRESS                     TITLE OF CLASS(1)        CLASS OWNED      CLASS     COMMON STOCK     POWER(2)
-------------------------------------------  ----------------------------  ------------  -----------  -------------  -------------
Telephone and Data Systems Inc.              Common Shares                   19,086,000        60.0%         26.6%           3.0%
30 N. LaSalle Street                         Series A Common Shares          40,000,000       100.0%         55.7%          95.0%
Chicago, IL 60602
Strong Capital Management, Inc.(3)           Common Shares                    1,850,000         5.8%          2.6%             *
100 Heritage Reserve
Menomonee Falls, WI 53051

--------------------------

*   Less than 1 percent

(1) Series A Common Shares are convertible on a share-for-shares basis at any time into Common Shares.

(2) The Series A Common Shares have fifteen votes per share and the Common Shares have one vote per share.

(3) Based on Amendment No. 1 to Schedule 13G filed with the SEC and dated February 11, 1999. Such Schedule 13G is filed jointly by Strong Capital Management, Inc. ("Strong") and Richard S. Strong, Chairman of the board and principal shareholder of Strong ("RSS"). Strong and RSS each have sole voting power with respect to 1,850,000 shares and sole investment power with respect to 1,850,000 shares.

SECURITY OWNERSHIP OF THE COMPANY BY MANAGEMENT

    Several Executive Officers and Directors of the Company hold substantial ownership interests indirectly in the Company by virtue of their ownership of the capital stock of TDS. See "Security Ownership of TDS by Management of the Company." In addition, the following members of the Board of

Directors and Executive Officers beneficially owned the following number of the Common Shares of the Company as of February 28, 1999 or as of the most recent practicable date:

                                                       AMOUNT AND
                                                        NATURE OF                                                PERCENT OF
                                                       BENEFICIAL      PERCENT OF          PERCENT OF              VOTING
               NAME                  TITLE OF CLASS   OWNERSHIP(1)        CLASS           COMMON STOCK              POWER
----------------------------------  ----------------  -------------  ---------------  ---------------------  -------------------
LeRoy T. Carlson, Jr.,
 C. Theodore Herbert,
 Peter L. Sereda,
 and Michael G. Hron(2)...........     Common Shares       50,209               *                   *                     *

LeRoy T. Carlson..................     Common Shares        1,000               *                   *                     *

LeRoy T. Carlson, Jr.(3)..........     Common Shares        8,400               *                   *                     *

Donald W. Warkentin(4)............     Common Shares      207,270               *                   *                     *

Walter C. D. Carlson..............     Common Shares        3,373               *                   *                     *

Sandra L. Helton..................                --           --              --                  --                    --

James Barr III....................                --           --              --                  --                    --

Rudolph E. Hornacek...............                --           --              --                  --                    --

Thomas W. Wilson, Jr..............     Common Shares        3,373               *                   *                     *

John D. Foster(5).................     Common Shares        4,373               *                   *                     *

Matti Makkonen....................                --           --              --                  --                    --

Pertti Miettunen..................                --           --              --                  --                    --

J. Clarke Smith(6)................     Common Shares      103,755               *                   *                     *

Carol J. Ogren(7).................     Common Shares       47,675               *                   *                     *

Gary F. Ballard(8)................     Common Shares       19,800               *                   *                     *

David B. Lowry(9).................     Common Shares      107,066               *                   *                     *

All members of the Board of
 Directors and Executive Officers
 as a group (17 persons)(10)......     Common Shares      581,593             1.8%                  *                     *

------------------------------

*   Less than 1 percent

(1) The nature of beneficial ownership is sole voting and investment power unless otherwise specified.

(2) Voting and investment control with respect to Company-match shares is shared by the persons named as members of the investment management committee of the Telephone and Data Systems, Inc. Tax Deferred Savings Trust. Does not include 411,728 Common Shares acquired by trust employee contributions for which voting and investment control is passed-through to plan participants. Such members disclaim beneficial ownership of such shares, which are held for the benefit of plan participants. Information is presented as of December 31, 1998.

(3) Mr. Carlson's wife owns such Common Shares. Mr. Carlson disclaims beneficial ownership of such shares.

(4) Includes 201,408 Common Shares subject to Options or SARs that are currently exercisable or exercisable within sixty days.

(5) Includes 1,000 Common Shares that are owned by Mr. Foster's wife.

(6) Includes 94,203 Common Shares subject to Options or SARs that are currently exercisable or exercisable within sixty days.

(7) Includes 43,584 Common Shares subject to Options or SARs that are currently exercisable or exercisable within sixty days.

(8) Includes 16,464 Common Shares subject to Options or SARs that are currently exercisable or exercisable within sixty days.

(9) Includes 65,710 Common Shares subject to Options or SARs that are currently exercisable or exercisable within sixty days.

(10) Includes 445,712 Common Shares subject to Options or SARs which are currently exercisable or exercisable within sixty days.

SECTION 16 (A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16 of the Exchange Act and the rules and regulations thereunder require the Company's Executive Officers and members of its Board of Directors, and persons who are deemed to own more than 1 percent of the Common Shares (collectively, the "Reporting Persons"), to file certain reports

("Section 16 Reports") with the SEC with respect to their beneficial ownership of Common Shares. The Reporting Persons also are required to furnish the Company with copies of all Section 16 Reports they file.

    Based on a review of copies of Section 16 Reports furnished to the Company by the Reporting Persons and written representations by Directors and Executive Officers of the Company, the Company believes that all Section 16 filing requirements applicable to the Reporting Persons during and with respect to 1998 were complied with on a timely basis.

DESCRIPTION OF TDS SECURITIES

    The authorized capital stock of TDS includes Common Shares, $0.01 par value (the "TDS Common Shares"), Series A Common Shares, $0.01 par value, (the "TDS Series A Common Shares") and Preferred Shares, $0.01 par value (the "TDS Preferred Shares"). As of February 28, 1998, 54,391,873 TDS Common Shares (excluding Common Shares held by TDS and a subsidiary of TDS), 6,949,904 TDS Series A Common Shares and 241,772 TDS Preferred Shares were outstanding.

    The TDS Series A Common Shares have ten votes per share, and TDS Common Shares and TDS Preferred Shares have one vote per share. The holders of TDS Series A Common Shares, TDS Common Shares and TDS Preferred Shares vote as a single group, except with respect to matters as to which the Delaware General Corporation Law or the TDS Restated Certificate of Incorporation grants class voting rights. With respect to the election of Directors, the holders of TDS Common Shares and the TDS Preferred Shares issued before October 31, 1981, voting as a group, are entitled to elect 25 percent of the Board of Directors of TDS, rounded up to the nearest whole number plus one Director, and the holders of TDS Series A Common Shares and TDS Preferred Shares issued after October 31, 1981, voting as a group, are entitled to elect the remaining members of the Board of Directors of TDS.

SECURITY OWNERSHIP OF TDS BY MANAGEMENT OF THE COMPANY

    The following Table sets forth the number of TDS Common Shares and TDS Series A Common Shares beneficially owned by each Director of the Company, by each Executive Officer named in the Summary Compensation Table and by all Executive Officers and all members of the Board of Directors and Executive Officers of the Company, as a group, as of February 28, 1999 or as of the most recent practicable date.

                                                                              AMOUNT AND                    PERCENT OF
                                                                              NATURE OF                    SHARES OF TDS
      NAME OF INDIVIDUAL OR NUMBER                                            BENEFICIAL     PERCENT OF       COMMON
           OF PERSONS IN GROUP                   TITLE OF TDS CLASS          OWNERSHIP(1)     TDS CLASS        STOCK
-----------------------------------------  -------------------------------  --------------  -------------  -------------
LeRoy T. Carlson, Jr.,                     TDS Series A Common Shares           6,351,116          91.4%          10.4%
 Walter C. D. Carlson,
 Letitia G. C. Carlson,
 Donald C. Nebergall and
 Melanie J. Heald(2).....................

LeRoy T. Carlson, Jr.                      TDS Common Shares                      148,876             *              *
 C. Theodore Herbert,
 Peter L. Sereda,
 and Michael G. Hron(3)..................

                                           TDS Series A Common Shares               1,008             *              *

LeRoy T. Carlson, Jr.                      TDS Common Shares                       64,256             *              *
 C. Theodore Herbert,
 Peter L. Sereda,
 and Michael G. Hron(4)..................

LeRoy T. Carlson(5)(9)...................  TDS Common Shares                      100,682             *              *

                                           TDS Series A Common Shares              51,991             *              *

LeRoy T. Carlson, Jr.(6)(9)..............  TDS Common Shares                      157,570             *              *

                                           TDS Series A Common Shares               6,410             *              *

Walter C. D. Carlson(7)..................  TDS Common Shares                          719             *              *

Sandra L. Helton(9)......................  TDS Common Shares                       15,000             *              *


                                            PERCENT OF
      NAME OF INDIVIDUAL OR NUMBER              TDS
           OF PERSONS IN GROUP             VOTING POWER
-----------------------------------------  -------------
LeRoy T. Carlson, Jr.,                            51.2%
 Walter C. D. Carlson,
 Letitia G. C. Carlson,
 Donald C. Nebergall and
 Melanie J. Heald(2).....................
LeRoy T. Carlson, Jr.                                *
 C. Theodore Herbert,
 Peter L. Sereda,
 and Michael G. Hron(3)..................
                                                     *
LeRoy T. Carlson, Jr.                                *
 C. Theodore Herbert,
 Peter L. Sereda,
 and Michael G. Hron(4)..................
LeRoy T. Carlson(5)(9)...................            *
                                                     *
LeRoy T. Carlson, Jr.(6)(9)..............            *
                                                     *
Walter C. D. Carlson(7)..................            *
Sandra L. Helton(9)......................            *

                                                                              AMOUNT AND                    PERCENT OF
                                                                              NATURE OF                    SHARES OF TDS
      NAME OF INDIVIDUAL OR NUMBER                                            BENEFICIAL     PERCENT OF       COMMON
           OF PERSONS IN GROUP                   TITLE OF TDS CLASS          OWNERSHIP(1)     TDS CLASS        STOCK
-----------------------------------------  -------------------------------  --------------  -------------  -------------
Rudolph E. Hornacek(8)(9)................  TDS Common Shares                       34,988             *              *

                                           TDS Series A Common Shares               1,669             *              *

James Barr III(9)........................  TDS Common Shares                       22,040             *              *

Thomas W. Wilson, Jr.....................  TDS Common Shares                           --            --             --

John D. Foster...........................  TDS Common Shares                           --            --             --

Matti Makkonen...........................  TDS Common Shares                           --            --             --

Pertti Miettunen.........................  TDS Common Shares                           --            --             --

Donald W. Warkentin(9)...................  TDS Common Shares                       14,566             *              *

J. Clarke Smith..........................  TDS Common Shares                           --            --             --

Carol J. Ogren(9)........................  TDS Common Shares                          520             *              *

David B. Lowry...........................  TDS Common Shares                           --            --             --

Gary F. Ballard..........................  TDS Common Shares                           --            --             --

All members of the Board of Directors and  TDS Common Shares                      559,217           1.0%             *
 Executive Officers as a Group
 (17 persons)(9).........................

                                           TDS Series A Common Shares           6,414,709          92.3%          10.5%


                                            PERCENT OF
      NAME OF INDIVIDUAL OR NUMBER              TDS
           OF PERSONS IN GROUP             VOTING POWER
-----------------------------------------  -------------
Rudolph E. Hornacek(8)(9)................            *
                                                     *
James Barr III(9)........................            *
Thomas W. Wilson, Jr.....................           --
John D. Foster...........................           --
Matti Makkonen...........................           --
Pertti Miettunen.........................           --
Donald W. Warkentin(9)...................            *
J. Clarke Smith..........................           --
Carol J. Ogren(9)........................            *
David B. Lowry...........................           --
Gary F. Ballard..........................           --
All members of the Board of Directors and            *
 Executive Officers as a Group
 (17 persons)(9).........................
                                                  51.7%

------------------------------

 *  Less than 1 percent

(1) The nature of beneficial ownership for shares in this column is sole voting and investment power, except as otherwise set forth in these footnotes.

(2) The shares listed are held by the persons named as trustees under a voting trust which expires June 30, 2009, created to facilitate longstanding relationships among the trust certificate holders. Under the terms of the voting trust, the trustees hold and vote the Series A Common Shares held in the trust. If the voting trust were terminated, the following persons would each be deemed to own beneficially more than 5 percent of the outstanding Series A Common Shares: Margaret D. Carlson (wife of LeRoy T. Carlson), LeRoy T. Carlson, Jr., Walter C. D. Carlson, Prudence E. Carlson, Letitia G.
    C. Carlson (children of LeRoy T. Carlson and Margaret D. Carlson) and Donald
    C. Nebergall, as trustee under certain trusts for the benefit of the heirs of LeRoy T. and Margaret D. Carlson and an educational institution.

(3) Voting and investment control is shared by the persons named as members of the investment management committee of the Telephone and Data Systems, Inc. Employees' Pension Trust I and the Wireless Companies' Pension Plan. Such members disclaim beneficial ownership of such shares, which are held for the benefit of plan participants. Information is presented as of December 31, 1998.

(4) Voting and investment control with respect to Company-match shares is shared by the persons named as members of the investment management committee of the Telephone and Data Systems, Inc. Tax-Deferred Savings Trust. Does not include 126,711 shares acquired by trust employee contributions for which voting and investment control is passed-through to plan participants.

(5) Includes 51,991 Series A Common Shares held by LeRoy Carlson's wife. Mr. Carlson disclaims beneficial ownership of such shares. Does not include 224,995 Series A Common Shares held for the benefit of LeRoy T. Carlson, 630,811 Series A Common Shares held for the benefit of Mr. Carlson's wife or 51,040 Series A Common Shares held for the benefit of certain grandchildren of Mr. Carlson (an aggregate of 921,086 shares, or 13.3 percent of class) in the voting trust described in footnote (2). Beneficial ownership is disclaimed as to Series A Common Shares held for the benefit of his wife and grandchildren in such voting trust.

(6) Does not include 1,071,956 Series A Common Shares (15.4 percent of class) held in the voting trust described in footnote (2), of which 1,036,751 shares are held for the benefit of LeRoy T. Carlson, Jr. Beneficial ownership is disclaimed with respect to an aggregate of 35,205 Series A Common Shares held for the benefit of his wife, his children and others in such voting trust.

(7) Does not include 1,097,775 Series A Common Shares (15.8 percent of class) held in the voting trust described in footnote (2), of which 1,064,694 shares are held for the benefit of Walter C. D. Carlson. Beneficial ownership is disclaimed with respect to an aggregate of 33,081 Series A Common Shares held for the benefit of his wife and children in such voting trust.

(8) Does not include Series A Common Shares held as custodian for his children, for which benefical ownership is disclaimed.

(9) Includes the following number of Common Shares that may be purchased pursuant to stock options and/or stock appreciation rights which are currently exercisable or exercisable within sixty days: LeRoy T. Carlson, 94,208 shares; LeRoy T. Carlson, Jr., 130,717 shares;
    Sandra L. Helton, 12,000 shares (plus 3,000 shares of restricted stock subject to future vesting); James Barr III, 18,000 shares; Rudolph E. Hornacek, 26,528 shares; Donald W. Warkentin, 14,026 shares; Carol J. Ogren, 520 shares; all other Executive Officers, 0 shares; and all directors and officers as a group, 298,999 shares.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS

    In addition to persons listed in the preceding table and the footnotes thereto, the following table sets forth as of February 28, 1999, or the latest practicable date, information regarding each person who is known to the Company to beneficially own more than 5 percent of any class of voting securities of TDS, based on publicly available information and the Company's stock records as of such date. The nature of beneficial ownership in this table is sole voting and investment power except as otherwise set forth in footnotes thereto.

                                                                                         PERCENT OF   PERCENT
                                                                                         SHARES OF       OF
                                                                SHARES OF     PERCENT      COMMON      VOTING
   SHAREHOLDER'S NAME AND ADDRESS         TITLE OF CLASS       CLASS OWNED    OF CLASS     STOCK       POWER
------------------------------------  -----------------------  ------------   --------   ----------   --------
Franklin Mutual Advisers, Inc.(1)
  51 John F. Kennedy Parkway
  Short Hills, New Jersey 07078       TDS Common Shares         7,400,475       13.6%       12.1%        6.0%

Gabelli Funds, Inc.(2)
  One Corporate Center
  Rye, New York 10580                 TDS Common Shares         6,870,655       12.6%       11.2%        5.5%

The Equitable Companies Inc.(3)
  787 Seventh Avenue
  New York, New York 10019            TDS Common Shares         5,085,257        9.3%        8.2%        4.1%

Van and Janet McDaniel
  Salkum, Washington 98582            TDS Preferred Shares         62,500       25.9%        N/A           *

William and Betty McDaniel
  Salkum, Washington 98582            TDS Preferred Shares         46,666       19.3%        N/A           *

Bennet R. Miller
  Lafayette, Indiana 47905            TDS Preferred Shares         30,000       12.4%        N/A           *

------------------------------

*   Less than 1 percent

(1) Based on the most recent Schedule 13G filed with the SEC (Amendment No. 1). Such Schedule 13G reports that Franklin Mutual Advisers, Inc. exercised sole voting and investment power with respect to all such shares. Such Schedule 13G is also filed on behalf of Franklin Resources, Inc., the parent holding company of Franklin Mutual Advisers, Inc., and by Charles B. Johnson and Rupert H. Johnson, Jr., principal shareholders of such parent holding company.

(2) Based upon a Schedule 13D (Amendment No. 7) filed with the SEC. Includes shares held by the following affiliates: Gabelli Funds, Inc.-2,354,600 shares; ALCE Partners, L.P.-1,000 shares; GAMCO Investors, Inc.-4,455,355 shares; Gabelli International Limited-22,000 shares; Gabelli Multimedia Partners, L.P.-1,200 shares; Gemini Capital Management Ltd.-20,000 shares; Gabelli International II Limited-12,000 shares; MJG Associates, Inc.-2,000; and Mario J. Gabelli-2,500 shares. In such Schedule 13D filing, such group has reported sole voting power with respect to 6,870,655 shares, and sole dispositive power with respect to 6,870,655 shares.

(3) Based on the most recent Schedule 13G (Amendment No. 13) filed with the SEC. Includes shares held by the following affiliates: The Equitable Life Assurance Society of the United States-2,930,000 shares; Alliance Capital Management, L.P.-2,125,176 shares; Wood, Struthers & Winthrop Management Corp.-27,700 shares; and Donaldson Lufkin & Jenrette Securities Corporation-2,381 shares. In such Schedule 13G, Equitable reported sole voting power with respect to 3,931,250 shares, shared voting power with respect to 1,096,000 shares, sole dispositive power with respect to 5,082,876 shares and shared dispositive power with respect to 2,381 shares. Alpha Assurance I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, Uni Europe Assurance Mutuelle and AXA, corporations organized under the laws of France, are affiliates of The Equitable Companies, Inc.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    See "Executive Compensation-Compensation Committee Interlocks and Insider Participation."

                 SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

    In order to be considered for inclusion in the Company's proxy materials for the 2000 Annual Meeting of Shareholders, any shareholder proposal must be addressed to Aerial Communications Inc., 8410 W. Bryn Mawr Avenue, Suite 1100, Chicago, Illinois 60631, Attention: Assistant Secretary, and must be received no later than December 21, 1999.

    Proposals by shareholders intended to be presented at the 2000 Annual Meeting must be received by the Company at its principal executive offices not less than twenty days nor more than fifty days prior to the date of the 2000 Annual Meeting, PROVIDED, HOWEVER, that if less than thirty days' notice or prior public disclosure of the date of the 2000 Annual Meeting is made or given to shareholders, notice by the shareholder to be timely must be received not later than the close of business on the tenth day following the earlier of (i) the day on which such notice of the date of the meeting was mailed or (ii) the day on which such public disclosure was made. The proxy solicited by the Board of Directors for the 2000 Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at that meeting unless the Company receives notice of such proposal on or before March 5, 2000.

                                    GENERAL

    Your proxy is solicited by the Board of Directors and its agents and the cost of solicitation will be paid by the Company. Officers, Directors and other employees of the Company, acting on its behalf, may also solicit proxies by telephone, facsimile transmission or personal interview. The Company will, at its expense, request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares of record by such persons. The Company has retained Kissel-Blake Inc. to aid in solicitation of proxies for a fee of $1,500, plus out-of-pocket expenses.

    THE COMPANY WILL FURNISH, WITHOUT CHARGE, A COPY OF ITS REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO UPON THE WRITTEN REQUEST OF ANY SHAREHOLDER AS OF THE RECORD DATE AND WILL PROVIDE COPIES OF THE EXHIBITS TO THE REPORT UPON PAYMENT OF A REASONABLE FEE THAT WILL NOT EXCEED THE COMPANY'S REASONABLE EXPENSES INCURRED IN CONNECTION THEREWITH. REQUESTS FOR SUCH MATERIALS SHOULD BE DIRECTED TO AERIAL COMMUNICATIONS, INC., 8410 W. BRYN MAWR AVENUE, SUITE 1100, CHICAGO, ILLINOIS 60631, ATTENTION: INVESTOR RELATIONS.

                                 OTHER BUSINESS

    It is not anticipated that any action will be asked of the shareholders other than that set forth above, but if other matters are brought properly before the Annual Meeting, the persons named in the proxy will vote in accordance with their best judgment.

                                          By order of the Board of Directors

                                                   [SIGNATURE]

                                          Michael G. Hron
                                          Secretary

   ALL SHAREHOLDERS ARE URGED TO SIGN, DATE AND MAIL THEIR PROXIES PROMPTLY.

                                                                       EXHIBIT A

                          AERIAL COMMUNICATIONS, INC.
                      RETENTION RESTRICTED STOCK UNIT PLAN

1.  PURPOSES

    The purposes of the Aerial Communications, Inc. Retention Restricted Stock Unit Plan (the "Plan") are (i) to further align the interests of Aerial Communications, Inc. (the "Company") and the recipients of awards under the Plan through awards of Stock Units, the value of which is related to the appreciation in the value of Common Shares of the Company, (ii) to advance the interests of the Company by retaining key employees and (iii) to motivate such persons to act in the long-term best interests of the shareholders of the Company.

2.  DEFINITIONS

    (a) "Affiliate" shall mean (i) a corporation which owns directly or indirectly at least 50 percent of the outstanding stock of the Company or the combined voting power of such outstanding stock, (ii) a corporation at least 50 percent of whose outstanding stock or the combined voting power of such outstanding stock is owned directly or indirectly by a corporation described in subclause (i) or (iii) a corporation at least 50 percent of whose outstanding stock or the combined voting power of such outstanding stock is owned directly or indirectly by the Company.

    (b) "Agreement" shall mean the written agreement evidencing a Stock Unit award hereunder between the Company and the recipient of such award.

    (c) "Base Price" shall mean the Fair Market Value of a share of Stock on the date a Stock Unit is granted.

    (d) "Board" shall mean the Board of Directors of the Company or any duly authorized committee thereof.

    (e) "Company" shall mean Aerial Communications, Inc.

    (f) "Committee" shall mean the Stock Option Compensation Committee of the Company.

    (g) "Disability" shall mean a total physical disability, which in the judgment of the Committee and concurrence of the Board, prevents a Participant from performing substantially such Participant's employment duties and responsibilities for a continuous period of at least six months.

    (h) "Effective Date" shall mean February 1, 1999.

    (i) "Employer" shall mean the Company and any Affiliate of the Company whose employees are granted awards under the Plan.

    (j) "Fair Market Value" of a share of Stock shall mean its closing sale price on the principal national stock exchange or quotation service bureau on which the Stock is traded on the date as of which such value is being determined, or, if there shall be no reported sale for such date, on the next preceding date for which a sale was reported; provided that if Fair Market Value for any date cannot be so determined, Fair Market Value shall be determined by the Board by whatever means or method as the Board, in the good faith exercise of its discretion, shall at such time deem appropriate.

    (k) "Legal Representative" shall mean a Participant's executor, administrator, legal representative, guardian or similar person.

    (l) "Participant" shall mean an employee of the Company or an Affiliate of the Company who is awarded Stock Units hereunder.

    (m) "Plan" shall mean the Aerial Communications, Inc. Retention Restricted Stock Unit Plan.

    (n) "Stock" shall mean the class of shares of the Company designated as "Common Shares" in its Certificate of Incorporation, as may be amended or restated from time to time.

    (o) "Stock Unit" shall mean a stock unit right awarded pursuant to Section
5.

3.  ELIGIBILITY

    Key employees of the Company who are eligible to receive Stock Units are those executive employees who as of the Effective Date hold a position with the Company or an Affiliate of Vice President or a more senior position and those employees who are selected by the President of the Company from time to time who hold a position with the Company or an Affiliate of Manager or Director or a more senior position.

4.  ADMINISTRATION

    a. GENERAL. Except as otherwise provided herein, the Plan shall be administered on behalf of the Company by the Committee. The Committee shall interpret the Plan and the application thereof, establish rules and guidelines as it deems necessary or desirable for the administration of the Plan and may impose, incidental to the grant of a Stock Unit award, conditions with respect to the award, such as limiting competitive employment or other activities. All such interpretations, rules, guidelines and conditions shall be final, binding and conclusive.

    b. DELEGATION. The Committee may delegate some or all of its power and authority hereunder to the Chairman of the Board or to an executive officer of the Company, as the Committee deems appropriate.

    c. SHARES AVAILABLE. Subject to adjustment as provided in Section 10, a total of 456,000 shares of Stock shall initially be available under the Plan. Such shares of Stock shall be reduced by the sum of the aggregate number of shares of such Stock then subject to outstanding Stock Unit awards under the Plan. To the extent that the Company elects to pay a Participant the value of his vested Stock Units in cash instead of Stock and to the extent a Stock Unit award is canceled or forfeited, the shares of Stock subject to the vested Stock Units paid in cash and the canceled or forfeited portion of a Stock Unit award shall again be available under the Plan. Shares of Stock to be delivered under the Plan shall be made available from authorized and unissued shares of Stock, or authorized and issued shares of Stock reacquired and held as treasury shares or otherwise or a combination thereof.

5.  GRANT OF STOCK UNITS

    a. INITIAL AWARDS. Subject to the approval of the Plan by the Board, all executive employees of the Company and the Company's subsidiary, Aerial Operating Company, Inc., holding a position of Vice President or a more senior position shall receive an award of Stock Units as determined by the Committee.

    b. OTHER AWARDS. Subject to the provisions of the Plan and to guidelines established from time to time by the Committee, the Committee or the President of the Company shall have power to grant other Stock Unit awards to other eligible key employees of the Company or an Affiliate, to determine the number of Stock Units to be granted to each such key employee selected and to determine the time or times when Stock Units will be granted; provided, however that the President of the Company may not grant Stock Unit awards to any employee who is an officer of the Company or an Affiliate or any other person subject to the Securities Exchange Act of 1934, or who is employed by the Company or an Affiliate in any other position which is senior to that of a director. Any grant of a Stock Unit award by the President pursuant to this Section shall be subject to the review and concurrence of the Chairman of the Board. In addition to the terms and conditions set forth in the Plan, Stock Unit awards granted pursuant to this Section shall be subject to such terms and conditions as the President of the Company may determine, subject to the review and concurrence of the Chairman of the Board. The selection of a person to participate in the Plan at any time shall not require the selection of such person to participate in the Plan at any other time.

    c. AGREEMENTS. Each Stock Unit award under the Plan to a Participant shall be set forth in an Agreement and such Agreement shall state the Base Price of the Stock Units as of the date of grant. Nothing in the Plan shall be deemed to grant to a Participant any right in, or any right to purchase or otherwise acquire, any shares of Stock (or any securities convertible into Stock).

6.  VESTING OF STOCK UNITS

    As of the date a Stock Unit award granted to a Participant becomes fully vested, in accordance with the terms of the applicable Agreement, the Participant shall be entitled to receive from the Company a payment in an amount equal to the Fair Market Value of one share of Stock determined on the vesting date, multiplied by the number of the Participant's Stock Units that become vested on such date (as adjusted pursuant to Section 10). Such payment shall be made in cash or in shares of Stock, as determined in the sole discretion of the Chairman of the Board.

7.  TRANSFER OR TERMINATION OF EMPLOYMENT

    a. TRANSFER OF EMPLOYMENT. If a Participant's employment is transferred to an Affiliate which is not an Employer before May 1, 1999, then the Participant shall forfeit his Stock Unit award. If a Participant's employment is transferred to an Affiliate which is not an Employer after such date but before May 1, 2000 and such Participant remains continuously employed by an Affiliate or the Company until February 1, 2000, then the Participant shall receive payment of the portion of his Stock Unit award that vests on or before February 1, 2000, and shall forfeit any remaining Stock Units subject to the award. If a Participant's employment is transferred to an Affiliate which is not an Employer on or after May 1, 2000 and such Participant remains continuously employed by an Affiliate or the Company until February 1, 2001, then such Participant shall receive payment of that portion of his Stock Unit award that vests as of February 1, 2001.

    b. DEATH OR DISABILITY. If a Participant's employment with the Company or an Affiliate terminates by reason of death or Disability, each unvested Stock Unit subject to an outstanding award granted to such Participant shall become fully vested on the vesting date(s) set forth in the Participant's Agreement.

    c. OTHER TERMINATION. If a Participant's employment with the Company or an Affiliate terminates for any reason other than as set forth in Section 7(a) or
(b), each unvested Stock Unit subject to an outstanding award granted to such Participant shall be forfeited by the Participant on the effective date of such Participant's termination of employment, unless the Chairman of the Board determines otherwise.

8.  CHANGE IN CONTROL

    a. Notwithstanding any other provision of the Plan or any provision of any Agreement, in the event of (i) a Change in Control (as defined in Section 8(b)) or (ii) a "change in control" within the meaning of the Telephone and Data Systems, Inc. 1994 Long-Term Incentive Plan, at a time when Telephone and Data Systems, Inc. owns directly or indirectly at least 50 percent of either the outstanding stock of the Company or the combined voting power of such stock, all outstanding Stock Units shall become fully vested. In the event of a Change in Control pursuant to Section 8(b)(3) below, there may be substituted for each Stock Unit the number and class of shares into which each outstanding share of such Stock shall be converted pursuant to such Change in Control.

    b.  For purposes of the Plan, "Change in Control" shall mean:

    (1) the acquisition by any individual, entity or group (a "Person"), including any "person" within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act of 25 percent or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally on matters (without regard to the election of directors) (the "Outstanding Voting Securities"), excluding, however, the following: (i) any acquisition directly from the Company, or an Affiliate (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege, unless the security being so exercised, converted or exchanged was acquired directly from the Company or an Affiliate), (ii) any acquisition by the Company or an Affiliate, (iii) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this Section 8(b), or (v) any acquisition by the following persons: (A) LeRoy T. Carlson or his spouse, (B) any child of LeRoy T. Carlson or the spouse of any such child, (C) any grandchild of LeRoy T. Carlson, including any child adopted by any child of LeRoy T. Carlson, or the spouse of any such grandchild, (D) the estate of any of the persons described in clauses (A)-(C), (E) any trust or similar arrangement (including any acquisition on behalf of such trust or similar arrangement by the trustees or similar persons) provided that all of the current beneficiaries of such trust or similar arrangement are persons described in clauses (A)-(C) or their lineal descendants, or (F) the voting trust which expires on June 30, 2009, or any successor to such voting trust, including the trustees of such voting trust on behalf of such voting trust (all such persons, collectively, the "Exempted Persons");

    (2) individuals who, as of the Effective Date, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the Effective Date whose election, or nomination for election by the Company's stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;

    (3) approval by the stockholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Corporate Transaction"), excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners of the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 51 percent of the combined voting power of the outstanding securities of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns, either directly or indirectly, the Company or all or substantially all of the Company's assets) which are entitled to vote generally on matters (without regard to the election of directors), in substantially the same proportions relative to each other as the shares of Outstanding Voting Securities are owned immediately prior to such Corporate Transaction; (ii) no Person (other than the following Persons: (v) the Company or an Affiliate, (w) any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, (x) the corporation resulting from such Corporate Transaction, (y) the Exempted Persons, (z) and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 25 percent or more of the Outstanding Voting Securities) will beneficially own, directly or indirectly, 25 percent or more of the combined voting power of the outstanding securities of such corporation entitled to vote generally on matters (without regard to the election of directors); and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

    (4) approval by the Company's stockholders of a plan of complete liquidation or dissolution of the Company.

9. FORFEITURE OF STOCK UNIT AWARD UPON COMPETITION WITH THE COMPANY OR ANY AFFILIATE OR MISAPPROPRIATION OF CONFIDENTIAL INFORMATION.

    Notwithstanding any other provision herein, any unvested Stock Unit award granted to a Participant under the Plan shall be forfeited as of any date on which the Participant (a) enters into competition with the Company or an Affiliate, or (b) misappropriates confidential information of the Company or an Affiliate, as determined by the Committee or the Board in its sole discretion.

    For purposes of the preceding sentence, a Participant shall be treated as entering into competition with the Company or an Affiliate if such Participant
(i) directly or indirectly, individually or in conjunction with any person, firm or corporation, has contact with any customer of the Company or an Affiliate or any prospective customer which has been contacted or solicited by or on behalf of the Company or an Affiliate for the purpose of soliciting or selling to such customer or prospective customer any product or service, except to the extent such contact is made on behalf of the Company or an Affiliate, or (ii) otherwise competes with the Company or an Affiliate in any manner or otherwise engages in the business of the Company or an Affiliate.

    A Participant shall be treated as misappropriating confidential information of the Company or an Affiliate if such Participant (i) uses confidential information (as described below) for the benefit of anyone other than the Company or such Affiliate, as the case may be, or discloses the confidential information to anyone not authorized by the Company or such Affiliate, as the case may be, to receive such information, (ii) upon termination of employment, makes any summaries of, takes any notes with respect to, or memorizes any information or takes any confidential information or reproductions thereof from the facilities of the Company or an Affiliate, or (iii) upon termination of employment or upon the request of the Company or an Affiliate, fails to return all confidential information then in the Participant's possession. "Confidential information" shall mean any confidential and proprietary drawings, reports, sales and training manuals, customer lists, computer programs, and other material embodying trade secrets or confidential technical, business, personnel or financial information of the Company or an Affiliate.

10. CHANGES IN CAPITAL AND CORPORATE STRUCTURE

    In the event of any stock split, stock dividend, recapitalization, reclassification, reorganization, merger, consolidation, combination of shares in a reverse stock split, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of shares of Stock other than a regular cash dividend, the terms of each outstanding Stock Unit award may be adjusted by the Committee in its sole discretion, subject to final approval by the Board. If any other event shall occur which in the judgment of the Committee would warrant an adjustment to the Stock Units subject to an Agreement, the adjustments may be authorized at the discretion of the Board and made by the Committee upon such terms and conditions as the Committee may deem equitable and appropriate. Any determination by the Board or the Committee regarding any such adjustment shall be final, binding and conclusive.

11. NONTRANSFERABILITY

    No Stock Unit or Stock Unit Agreement shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures established by the Committee. Except to the extent permitted by the preceding sentence, no Stock Unit or Stock Unit award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any such Stock Unit or Stock Unit award, all rights thereunder shall immediately become null and void.

12. TAX WITHHOLDING

    (a) Cash Payment of Award. If the amount paid pursuant to a Stock Unit award is made in the form of cash, then the Company shall have the right to deduct from all such amounts any taxes required by law to be withheld with respect to such award.

    (b) Payment of Award in Stock. If the amount paid pursuant to a Stock Unit award is paid in the form of shares of Stock, as a condition precedent to any delivery to the Participant of any shares of Stock the Participant shall, upon request by the Company, pay to the Company such amount of cash as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the "Required Tax Payments") with respect to such shares. If the Participant shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Participant. The Participant may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (1) a cash payment to the Company, (2) delivery to the Company of previously owned whole shares of Stock (for which the Employee has good title, free and clear of all liens and encumbrances) having a fair market value determined as of the date the obligation to withhold or pay taxes first arises in connection with the Stock Unit award (the "Tax Date") which is equal to the Required Tax Payments, (3) authorizing the Company to withhold from the shares of Stock which would otherwise be delivered to the Participant pursuant to the Stock Unit award a number of whole shares of Stock having a fair market value determined as of the Tax Date which is equal to the Required Tax Payments, (4) a cash payment by a broker-dealer acceptable to the Company through whom the Participant has sold the shares with respect to which the Required Tax Payments have arisen or (5) any combination of (1), (2) and (3). The Company shall have sole discretion to disapprove of an election pursuant to any of clauses (2)-(5). Whole shares of Stock to be so delivered or withheld may not have an aggregate fair market value in excess of the minimum amount of the Required Tax Payments. Any fraction of a share of Stock which would be required to pay the Required Tax Payments in full shall be disregarded and the remaining amount due shall be paid in cash by the Participant.

13. NO DIVIDEND RIGHTS

    Except as provided under Section 10, no Participant shall be entitled to have his or her Stock Units increased as a result of any dividends or other distribution with respect to the shares of Stock.

14. COMPLIANCE WITH APPLICABLE LAW

    Each Stock Unit award granted hereunder shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the shares of Stock subject to such Stock Unit award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the delivery of shares pursuant to a Stock Unit award thereunder, such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing shares of Stock delivered pursuant to any Stock Unit award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

15. MISCELLANEOUS PROVISIONS

    a. Each Stock Unit award under the Plan shall be evidenced by an Agreement setting forth the terms and conditions applicable to such award. No award shall be valid until an Agreement is executed by the President of the Company, on behalf of the Company, and the recipient of such award and, upon execution by each party and delivery of the Agreement to the Vice President of Human Resources of the Company, such award shall be effective as of the effective date set forth in the Agreement.

    b. No person shall have any right to participate in this Plan. Neither this Plan nor any Stock Unit award made hereunder shall confer upon any person any right to continued employment by the Company or any affiliate of the Company or affect in any manner the right of the Company or any affiliate of the Company to terminate the employment of any person at any time without liability hereunder.

    c. The Plan, each Stock Unit award, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Illinois and construed in accordance therewith without giving effect to principles of conflicts of laws.

    d. The Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any benefits hereunder. No Participant or other person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under the Plan and any such Participant or other person shall have only the rights of a general unsecured creditor of the Company with respect to any rights under the Plan.

    e. If a provision of the Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included in the Plan.

    f. Except when otherwise required by the context, any masculine terminology in this document shall include the feminine, and any singular terminology shall include the plural.

16. AMENDMENT OF THE PLAN

    The Board may amend the Plan from time to time. Except as provided in
Section 10, no amendment may impair the rights of the holder of a Stock Unit award without the consent of such holder.

17. EFFECTIVENESS AND TERMS OF PLAN

    The Plan shall be effective as of February 1, 1999, subject to the approval of the Plan by the Board and the shareholders of the Company. The Company may at any time terminate the Plan and unless sooner terminated by the Board, the Plan shall terminate on February 2, 2001. No Stock Unit award shall be granted pursuant to the Plan after the date of termination of the Plan, although after such date payments may be made with respect to Stock Unit awards granted prior to the date of termination.


                                                    AERIAL COMMUNICATIONS, INC.
                            PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY /X/

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3.

                                  For  Withhold                                        For    Against    Abstain
1. ELECTION OF CLASS II DIRECTOR  / /    / /        2. RATIFY ACCOUNTANTS FOR 1999     / /      / /         / /
   (NOMINEE: M. MAKKONEN)
                                  For  Withhold     3. RESTRICTED STOCK PLAN           / /      / /         / /
   ELECTION OF CLASS III DIRECTOR / /    / /
   (NOMINEE: P. MIETTUNEN)                          4. In accordance with their discretion, to vote upon all other matters that may properly come before said Annual Meeting and any adjournment thereof, including matters incidental to the conduct of the meeting.

                                                             Dated:                                              , 1999
                                                                   ---------------------------------------------

                                                             Please Sign Here
                                                                             -------------------------------------------
                                                             NOTE: Please date this proxy and sign it exactly as your
                                                             name or names appear. All joint owners of shares should
                                                             sign. State full title when signing as executor,
                                                             administrator, trustee, guardian, etc. Please return
                                                             signed proxy in the enclosed envelope.

                                        -     FOLD AND DETACH HERE     -

          Whether or not you are able to attend the Annual Meeting of Shareholders, it is important that your shares be represented. Accordingly, please complete and sign the proxy card printed above, tear at the perforation, and mail the card in the enclosed postage paid envelope addressed to Aerial Communications, Inc., c/o Harris Trust and Savings
     Bank.

PROXY                                                                      PROXY

                 PROXY FOR COMMON SHARES SOLICITED ON BEHALF OF
      HE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF THE SHAREHOLDERS OF
                          AERIAL COMMUNICATIONS, INC.
                           TO BE HELD ON MAY 7, 1999

     The undersigned hereby appoints LeRoy T. Carlson, Jr., and Donald W. Warkentin, or either of them acting in the absence of the other, with power of substitution, attorneys and proxies for and in the name and place of the undersigned, to vote the number of Common Shares that the undersigned would be entitled to vote if then personally present at the 1999 Annual Meeting of the Shareholders of Aerial Communications, Inc., to be held on Monday, May 7, 1999, or at any adjournment thereof, as set forth in the accompanying Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged, as designated on the reverse side hereof.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3.

     IF NO DIRECTION IS MADE, PROXIES WILL BE VOTED "FOR" THE NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3.

                   (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                         -     FOLD AND DETACH HERE     -

          Whether or not you are able to attend the Annual Meeting of Shareholders, it is important that your shares be represented. Accordingly, please complete and sign the proxy card printed above, tear at the perforation, and mail the card in the enclosed postage paid envelope addressed to Aerial Communications, Inc., c/o Harris Trust and Savings Bank.